EXHIBIT 1


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                            ASSET PURCHASE AGREEMENT

                            ------------------------

                                     AMONG

                            SHILOH INDUSTRIES, INC.,

                            SHILOH AUTOMOTIVE, INC.

                                      AND

                                MTD PRODUCTS INC

                            ------------------------

                           DATED AS OF JUNE 21, 1999

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                               TABLE OF CONTENTS

                            ASSET PURCHASE AGREEMENT



RECITALS....................................................   A-1
ARTICLE I - SALE AND PURCHASE OF THE ASSETS.................   A-1
      1.1      Assets.......................................   A-1
      1.2      Excluded Assets..............................   A-2

ARTICLE II - THE CLOSING....................................   A-2
      2.1      Place and Date...............................   A-2
      2.2      Purchase Price...............................   A-3
      2.3      Purchase Price Adjustment....................   A-3
      2.4      Allocation of Purchase Price.................   A-4
      2.5      Assumption of Liabilities....................   A-4
      2.6      Excluded Liabilities.........................   A-4
      2.7      Consent of Third Parties.....................   A-5
      2.8      Earnout......................................   A-5

ARTICLE III - REPRESENTATIONS AND WARRANTIES................   A-6
      3.1      Representations and Warranties of Seller.....   A-6
      3.2      Representations and Warranties of the Buyer
               and Parent...................................  A-19

ARTICLE IV - COVENANTS......................................  A-20
      4.1      Covenants of Seller..........................  A-20
      4.2      Covenants of the Buyer.......................  A-23
      4.3      Covenants of Buyer and Seller................  A-24
      4.4      Additional Agreements........................  A-24

ARTICLE V - CONDITIONS PRECEDENT............................  A-27
      5.1      Conditions to Obligations of Each Party......  A-27
      5.2      Conditions to Obligations of the Buyer and
               Parent.......................................  A-27
      5.3      Conditions to Obligations of Seller..........  A-29

ARTICLE VI - EMPLOYEE MATTERS...............................  A-30
      6.1      Employment of Seller's Employees.............  A-30
      6.2      Defined Benefit Plans........................  A-30
      6.3      Employee Benefits............................  A-31
      6.4      Retained Defined Contribution Plan
               Transactions.................................  A-31

ARTICLE VII - TERMINATION...................................  A-31
      7.1      Termination..................................  A-31
      7.2      Effect of Termination........................  A-32

ARTICLE VIII - DEFINITIONS..................................  A-32
      8.1      Definition of Certain Terms..................  A-32

ARTICLE IX - INDEMNIFICATION................................  A-39
      9.1      Indemnification By Seller....................  A-39
      9.2      Indemnification By the Buyer.................  A-40
      9.3      Indemnification Procedures...................  A-40
      9.4      Time Limitation..............................  A-40
      9.5      Survival of Representations, Warranties,
               Covenants and Agreements.....................  A-40


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ARTICLE X - MISCELLANEOUS...................................  A-41
     10.1      Expenses.....................................  A-41
     10.2      Severability.................................  A-41
     10.3      Notices......................................  A-41
     10.4      Headings.....................................  A-42
     10.5      Entire Agreement.............................  A-42
     10.6      Counterparts.................................  A-42
     10.7      Governing Law, etc...........................  A-42
     10.8      Binding Effect...............................  A-43
     10.9      Assignment...................................  A-43
     10.10     No Third Party Beneficiaries.................  A-43
     10.11     Amendment; Waivers. etc......................  A-43


                                       ii


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                                   SCHEDULES



SCHEDULE 1.1(a)     Tangible Property
SCHEDULE 1.1(c)     Assumed Contracts
SCHEDULE 1.1(h)     Government Approvals
SCHEDULE 1.1(i)     Licenses, Permits, etc.
SCHEDULE 1.1(j)     Claims
SCHEDULE 1.2(a)     Certain Excluded Assets
SCHEDULE 2.5(a)     Certain Assumed Liabilities
SCHEDULE 3.1(b)     Jurisdictions
SCHEDULE 3.1(c)     No Conflicts, etc.
SCHEDULE 3.1(d)     Financial Statements
SCHEDULE 3.1(e)     Undisclosed Liabilities
SCHEDULE 3.1(f)     Taxes
SCHEDULE 3.1(g)     Absence of Certain Changes
SCHEDULE 3.1(h)     Litigation
SCHEDULE 3.1(i)     Compliance with Laws, etc.
SCHEDULE 3.1(j)     Operation of Business
SCHEDULE 3.1(k)     Assets
SCHEDULE 3.1(l)     Contracts
SCHEDULE 3.1(m)     Territorial Restrictions
SCHEDULE 3.1(n)     Inventories
SCHEDULE 3.1(o)     Customers
SCHEDULE 3.1(p)     Suppliers
SCHEDULE 3.1(q)     Product Warranties
SCHEDULE 3.1(s)     Intellectual Property
SCHEDULE 3.1(t)     Insurance
SCHEDULE 3.1(u)     Real Property
SCHEDULE 3.1(v)     Environmental Matters
SCHEDULE 3.1(w)     Labor Matters
SCHEDULE 3.1(x)     Employee Benefits
SCHEDULE 3.1(z)     Guarantees
SCHEDULE 3.1(dd)    Accounts Receivable
SCHEDULE 3.2(b)     No Conflicts, etc.
SCHEDULE 4.4(a)     Transfer Costs -- Automotive Products
SCHEDULE 4.4(b)     Price Concessions
SCHEDULE 4.4(d)     Capital Expenditures
SCHEDULE 4.4(e)     Transfer Costs -- Lawnmower Blades
SCHEDULE 6.1        New Employees


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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of June 21, 1999, among Shiloh Industries, Inc., a Delaware corporation (the "Parent"), Shiloh Automotive, Inc., an Ohio corporation ("Buyer"), and MTD Products Inc, an Ohio corporation ("Seller").

                                    RECITALS

     WHEREAS, Seller is in the business of manufacturing and marketing engineered stamped products for the automotive industry through an unincorporated division (the "Division") of Seller; and

     WHEREAS, the Buyer wishes to purchase or acquire from Seller, and Seller wishes to sell, assign and transfer to the Buyer, substantially all of the assets and properties held in connection with, necessary for, or material to the business and operations of the Division (except for the Excluded Assets) (the "Business"), and the Buyer has agreed to assume the Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, certain capitalized terms used herein shall have the meanings set forth in Article VIII; and

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                        SALE AND PURCHASE OF THE ASSETS

     1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire from Seller, all right, title and interest of Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) primarily relating to or used or held for use in connection with the Business as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation, all those items in the following categories that conform to the definition of the term "Assets":

          (a) All machinery, equipment, presses, computer hardware, computer software, furniture, furnishings, automobiles, trucks, forklifts, vehicles, tools, dies, jigs, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person), including those items listed on Schedule 1.1(a);

          (b) All inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories"), including Inventories held at any location controlled by Seller and Inventories previously purchased and in transit to Seller at such locations;

          (c) All rights and incidents of interest of, and benefits accruing to, Seller in and to the contracts or agreements listed or described on
     Schedule 1.1(c) (collectively, the "Assumed Contracts");

          (d) All credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

          (e) All notes and accounts receivable held by Seller and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by Seller;

          (f) Other than the rights of Seller in and to the mark "MTD" and the grass sprig trademark, all Intellectual Property and all rights thereunder or in respect thereof primarily relating to or used or held for use in connection with the Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the

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     laws of any jurisdiction worldwide and all tangible embodiments thereof
     (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the "Intellectual Property Assets");

          (g) All books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the headquarters of Seller, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, shop drawings, specifications, tool drawings, engineering data, equipment manuals, test data, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials, accounting records, sales order files and litigation files (except for any documents which the delivery to Buyer or Parent would negate a claim of attorney-client privilege for Seller with respect to such documents);

          (h) To the extent their transfer is permitted by Applicable Law, all Governmental Approvals, including all applications therefor, including those listed or described on Schedule 1.l(h);

          (i) All Real Property and all licenses, permits, approvals and qualifications relating to any Real Property issued to Seller by any Governmental Authority, including, without limitation, those licenses, permits, approvals and qualifications listed or described on Schedule 1.1(i);

          (j) All rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise, excluding those listed or described on Schedule 1.1(j); and

          (k) All guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Asset.

     Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations, liens and encumbrances except for the Assumed Liabilities and Permitted Liens.

     1.2 Excluded Assets. Seller will retain and not transfer, and the Buyer will not purchase or acquire, the following assets (collectively, the "Excluded Assets"):

          (a) The assets listed on Schedule 1.2(a);

          (b) The rights of Seller under, and the funds and other property held in trust or under any funding vehicle with respect to, any of the Plans;

          (c) All cash and cash equivalents, other than petty cash, held on the Closing Date;

          (d) All of Seller's rights and incidents of interest in and to any Actions and Orders of any nature whatsoever and whenever maturing or asserted, to the extent that they relate to or arise out of the Excluded Assets or the Excluded Liabilities;

          (e) All rights and incidents of interest of, and benefits accruing to, Seller in and to any contracts or agreements of Seller other than the Assumed Contracts; and

          (f) Any accounts receivable excluded from the Closing Net Working Capital.

                                   ARTICLE II
                                  THE CLOSING

     2.1 Place and Date. The closing of the sale and purchase of the Assets (the "Closing") shall take place at the offices of Wegman, Hessler, Vanderburg & O'Toole, Suite 200, 6055 Rockside Woods Boulevard, Cleveland, Ohio 44131-2302, on the first Business Day following the satisfaction or waiver of each of the conditions set forth in Article V (other than those conditions that are to be satisfied at the Closing) or such other time and place

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upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date".

     2.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement and subject to adjustment as provided in Section 2.3, the Buyer agrees to (a) pay or cause to be paid to Seller an aggregate of $20,000,000.00 in cash and (b) assume the Assumed Liabilities. In addition, Parent agrees, on behalf of Buyer, to issue or cause to be issued to Seller an aggregate number of shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to (1) $20,000,000.00 divided by (2) the greater of (i) $14.00 or
(ii) to the extent the Average Closing Price exceeds $14.50, the Average Closing Price. The consideration payable by Buyer and Parent, on behalf of Buyer, to Seller pursuant to clause (a) and the immediately preceding sentence is hereinafter collectively referred to as the "Purchase Price". The cash portion of the Purchase Price shall be payable at the Closing by wire transfer of immediately available funds to such bank account or accounts as per written instructions of Seller, given to Buyer at least five days prior to the Closing. No fractional shares of Parent Common Stock shall be issued pursuant to this
Section 2.2. If Seller would be entitled to a fractional share of Parent Common Stock pursuant to clause (b) above, Seller shall receive an amount in cash equal to the product of (A) such fractional share multiplied by (B) the greater of (i) $14.00 or (ii) to the extent the Average Closing Price exceeds $14.50, the Average Closing Price.

     2.3 Purchase Price Adjustment. (a) Subject to Section 2.3(d) below, the Purchase Price shall be adjusted by an amount (the "Adjustment Amount") equal to the absolute difference, if any, between the Initial Net Working Capital and the Closing Net Working Capital.

          (b)(i) Within 90 calendar days after the Closing Date, Buyer will cause PricewaterhouseCoopers LLP to deliver (1) an audited balance sheet of the Business as of the Closing Date (the "Audited Closing Date Balance Sheet"), prepared in accordance with GAAP consistent with the Audited Financial Statements and (2) a calculation of the Closing Net Working Capital based on the Audited Closing Date Balance Sheet. Buyer's accountants shall be given timely access to all books, records, other data, personnel and representatives of Seller for purposes of preparing the Audited Closing Date Balance Sheet within the time period set forth in this
     Section 2.4(b)(i). In connection with the review by Seller's accountants of the Audited Closing Date Balance Sheet and Buyer's calculation of the Closing Net Working Capital, Buyer shall, promptly upon request, provide to Seller and its agents access to the work papers of Buyer's accountants relating to the Audited Closing Date Balance Sheet and Buyer's calculation of the Closing Net Working Capital and any and all documentation related thereto.

          (ii) Unless Seller gives Buyer a notice of objection ("Notice of Objection") to the Audited Closing Date Balance Sheet and/or Buyer's calculation of the Closing Net Working Capital within 45 calendar days after receiving the Audited Closing Date Balance Sheet (the "Objection Period"), which notice shall specify in reasonable detail each specific objection of Seller, the Audited Closing Date Balance Sheet and Buyer's calculation of the Closing Net Working Capital shall be final, conclusive and binding on the parties to this Agreement.

          (iii) If Seller delivers a Notice of Objection within the Objection Period, Buyer and Seller shall use reasonable efforts to resolve all disputes regarding the objections of Seller set forth in the Notice of Objection. If Buyer and Seller are not able to resolve all disputes regarding the objections of Seller set forth in the Notice of Objection within 14 calendar days after delivery by Seller of the Notice of Objection, the remaining disputed items shall be submitted for final resolution to Deloitte, Touche, LLP (the "Independent Accountants"). If Deloitte, Touche, LLP is unwilling or unable to act in such capacity, the Independent Accountants shall be KPMG Peat Marwick, LLP (or if both of such firms are unable or unwilling to act in such capacity, the Independent Accountants shall be such other Big Five accounting firm selected by agreement of Seller and Buyer). After offering Seller and Seller's representatives and Buyer and Buyer's representatives the opportunity to present their positions as to the disputed items, which opportunity shall not extend for more than 10 calendar days after submission of such disputed items to the Independent Accountants, the Independent Accountants shall deliver a written report resolving all disputed items and setting forth the basis for such resolution within 30 calendar days after Seller and Buyer have presented their positions as to the disputed items. The resolution of the Independent Accountants shall be final, conclusive

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     and binding upon the parties to this Agreement and shall be reflected in any necessary revisions to the Audited Closing Date Balance Sheet and Buyer's calculation of the Closing Net Working Capital. Notwithstanding anything in this Agreement to the contrary, the scope of the Independent Accountants' review of any dispute between Buyer and Seller regarding the Audited Closing Date Balance Sheet and/or the calculation of Closing Net Working Capital pursuant to this Section 2.3 shall be limited solely to the resolution of the objections of Seller set forth in the Notice of Objection and Buyer shall have no right to change, revise or otherwise modify the Audited Closing Date Balance Sheet or its calculation of the Closing Net Working Capital except as agreed to in writing by Seller or as required by the Independent Accountants.

          (c) One-half of the fees, costs and expenses of (i)
     PricewaterhouseCoopers LLP to prepare the Audited Closing Date Balance Sheet and (ii) the Independent Accountants for services rendered pursuant to Section 2.3(b), shall be paid by Seller and one-half of such fees, costs and expenses shall be paid by Buyer.

          (d) If the Closing Net Working Capital (as finally determined pursuant to this Section 2.3) is greater than the Initial Net Working Capital, no adjustment shall be made to the Purchase Price. If the Closing Net Working Capital (as finally determined pursuant to this Section 2.3) is less than the Initial Net Working Capital, Seller shall pay or cause to be paid the Adjustment Amount (plus interest as determined pursuant to Section 2.3(e)) to Buyer on the Payment Date, by wire transfer of immediately available funds to an account designated by Buyer. "Payment Date" means (i) if no Notice of Objection is timely delivered by Seller to Buyer, three Business Days after the earlier of (A) the expiration of the Objection Period and
     (B) the date of delivery by Seller to Buyer of a notice that Buyer's calculation of the Closing Net Working Capital will be accepted by Seller without objection; or (ii) if a Notice of Objection with respect to Audited Closing Date Balance Sheet and/or Buyer's calculation of the Closing Net Working Capital is timely delivered to Buyer, three Business Days after the date all disputed items are finally resolved pursuant to Section 2.3(b).

          (e) The Adjustment Amount shall bear interest compounded monthly from the Closing Date until the date of payment at the prime rate publicly announced from time to time by National City Bank, Cleveland, Ohio. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

     2.4 Allocation of Purchase Price. (a) The parties agree to allocate the aggregate of the Purchase Price (as adjusted pursuant to Section 2.3) and the Assumed Liabilities (collectively, the "Aggregate Purchase Price") among the Assets, in accordance with an allocation schedule to be prepared jointly by the Buyer and Seller. Such allocation schedule shall be prepared in accordance with section 1060 of the Code and shall be based on an appraisal or appraisals conducted by an independent appraiser or appraisers chosen by the Buyer.

          (b) In connection with the determination of the foregoing appraisal or appraisals and allocation schedules, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedules.

     2.5 Assumption of Liabilities. (a) Subject to the terms and conditions set forth herein, at the Closing the Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities relating to the Assets and existing at or arising on or after the Closing Date (collectively, the "Assumed Liabilities"):

          (i) any and all liabilities, obligations and commitments arising out of the Assumed Contracts, but not including any obligation or liability for any breach thereof occurring prior to the Closing Date; and

          (ii) the liabilities set forth on Schedule 2.5(a).

     (b) At the Closing, the Buyer shall assume the Assumed Liabilities relating to the Business by executing and delivering to Seller an assumption agreement in a form reasonably satisfactory to Seller (the "Assumption Agreement").

     2.6 Excluded Liabilities. Notwithstanding the provisions of Section 2.5 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any liabilities, obligations or commitments of Seller relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing other than the Assumed Liabilities (the "Excluded Liabilities").
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     2.7 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer or Seller thereunder; and any transfer or assignment to the Buyer by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will reasonably cooperate with the Buyer in any lawful and commercially reasonable arrangement to provide that the Buyer shall receive the interest of Seller in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller as agent, if commercially reasonable, provided that the Buyer shall undertake to pay in a timely manner or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold the Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section 2.7 shall be deemed a waiver by the Buyer of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section
2.7 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

     2.8 Earnout. (a) If the First Year EBITDA exceeds $8,500,000, then the Buyer shall pay, or cause to be paid, to Seller aggregate consideration equal to the product of (i) the excess of the First Year EBITDA over $8,500,000 multiplied by (ii) four (the "Excess Earnout Amount"). If the First Year EBITDA is less than $8,500,000, then the Seller shall pay, or cause to be paid, to Buyer aggregate consideration equal to the product of (i) the excess of $8,500,000 over the First Year EBITDA multiplied by (ii) four (the "Shortfall Earnout Amount"). The Excess Earnout Amount and the Shortfall Earnout Amount shall hereinafter be referred to, as the context requires, as the "Earnout Amount". Notwithstanding the foregoing, in no event shall the Excess Earnout Amount exceed $28,000,000 or the Shortfall Earnout Amount exceed $15,000,000.

     (b) On the Earnout Payment Date:

          (i) In the case of an Excess Earnout Amount, Buyer shall pay or cause to be paid to Seller one-half of the Excess Earnout Amount in cash, and Parent, on behalf of Buyer, shall issue or cause to be issued to Seller an aggregate number of shares of Parent Common Stock equal to (1) one-half of the Excess Earnout Amount divided by (2) the greater of (A) $14.00 or (B) to the extent the Average Closing Price exceeds $14.50, the Average Closing Price; provided, however, that in no event shall the number of shares of Parent Common Stock issued pursuant to this clause (i) exceed 1,000,000 shares (the "Parent Common Stock Cap"). If the number of shares of Parent Common Stock to be issued pursuant to this clause (i) exceeds the Parent Common Stock Cap then the portion of the Excess Earnout Amount that would have been payable in Parent Common Stock shall be paid in cash.

          (ii) In the case of a Shortfall Earnout Amount, Seller shall pay or cause to be paid to Buyer one-half of the Shortfall Earnout Amount in cash and transfer or cause to be transferred to Buyer, an aggregate number of shares of Parent Common Stock equal to (1) one-half of the Shortfall Earnout Amount divided by (2) the greater of (i) $14.00 or (ii) to the extent the Average Closing Price exceeds $14.50, the Average Closing Price.

          (iii) The cash portion of any Earnout Amount shall be payable by wire transfer of immediately available funds to such bank account or accounts as per written instructions of Seller or Buyer, as the case may be, given to the other party at least five days prior to the Earnout Payment Date. No fractional shares of Parent Common Stock shall be issued or transferred pursuant to clause (i) or (ii) above. If any party would be entitled to a fractional share of Parent Common Stock pursuant to clause (i) or (ii) above, such party shall

                                       -5-


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     receive an amount in cash equal to the product of (A) such fractional share multiplied by (B) the greater of (i) $14.00 or (ii) to the extent the Average Closing Price exceeds $14.50, the Average Closing Price.

          (iv) Buyer shall have the right to withhold and set-off against any Excess Earnout Amount the amount of any claim for indemnification or payment of Losses provided for in Section 9.1 or any amounts payable by Seller to Buyer pursuant to Section 4.4. The exercise by Buyer in good faith of its right of set-off, whether or not ultimately determined to be justified, shall not constitute a breach of Buyer's obligations under this
     Section 2.8.

     (c) The EBITDA Committee will review the Business's annualized EBITDA after the Closing Date at the following intervals: (i) as soon as the audited financial statements of Parent for the fiscal year ended October 31, 1999 become available and (ii) as soon as the interim unaudited financial statements of the Parent for the fiscal quarters ending January 31, 2000, April 30, 2000 and July 31, 2000, become available.

     (d)(i) Within 30 calendar days after the first anniversary of the Closing Date, Buyer shall deliver a certificate certifying as to the First Year EBITDA and the determination of the Earnout Amount, if any (the "Earnout Certificate"). If Seller has any objections to the Earnout Certificate, then Seller shall provide written notice of such objection(s) ("Earnout Objection Notice") within 30 calendar days after receiving the Earnout Certificate (the "Earnout Objection Period"), which notice shall specify in reasonable detail each specific objection of Seller. Unless an Earnout Objection Notice is received by Buyer within the Earnout Objection Period, the determination of the Earnout Amount set forth in the Earnout Certificate shall be final, conclusive and binding on the parties to this Agreement.

          (ii) If Seller delivers an Earnout Objection Notice within the Earnout Objection Period, Buyer and Seller shall use reasonable efforts to resolve all disputes regarding the objections of Seller set forth in the Earnout Objection Notice. If Buyer and Seller are not able to resolve all disputes regarding the objections of Seller set forth in the Earnout Objection Notice within 14 calendar days after delivery by Seller of the Earnout Objection Notice, the remaining disputed items shall be submitted for final resolution to the Independent Accountants. After offering Seller and Seller's representatives and Buyer and Buyer's representatives the opportunity to present their positions as to the disputed items, which opportunity shall not extend for more than 30 calendar days after submission of such disputed items to the Independent Accountants, the Independent Accountants shall deliver a written report resolving all disputed items and setting forth the basis for such resolution within 30 calendar days after Seller and Buyer have presented their positions as to the disputed items. The resolution of the Independent Accountants shall be final, conclusive and binding upon the parties to this Agreement and shall be reflected in any necessary revisions to the Earnout Certificate and/or the Earnout Amount. Notwithstanding anything in this Agreement to the contrary, the scope of the Independent Accountants' review of any dispute between Buyer and Seller regarding the Earnout Certificate and/or the Earnout Amount pursuant to this Section 2.8 shall be limited solely to the resolution of the objections of Seller set forth in the Earnout Objection Notice.

     (e) One-half of the fees, costs and expenses of the Independent Accountants for services rendered pursuant to Section 2.8(c) shall be paid by Seller and one-half of such fees, costs and expenses shall be paid by Buyer.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller. Seller represents and warrants to the Buyer and Parent as follows:

          (a) Authorization, etc. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it will be a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by Seller of each of the Collateral Agreements to which it will be a party and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate and shareholder action of the Seller. Seller has duly executed and delivered this
                                       -6-

     Agreement and on the Closing Date Seller will have duly executed and delivered each of the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which Seller is a party will be, legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

          (b) Corporate Status. (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on the Business and to own or lease and to operate its properties as and in the places where the Business is conducted and such properties are owned, leased or operated.

             (ii) Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified opposite its name in Schedule 3.1(b), which are the only jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary.

             (iii) Seller has delivered to the Buyer complete and correct copies of its articles of incorporation and code of regulations or other organizational documents, in each case, as amended and in effect on the date hereof. Seller is not in violation of any of the provisions of its articles of incorporation or code of regulations or other organizational documents.

          (c) No Conflicts, etc. The execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both)
     (i) any Applicable Law applicable to Seller or any Affiliate thereof or any of the properties or assets of Seller (including but not limited to the Assets), (ii) the articles of incorporation or code of regulations or other organizational documents of Seller or (iii) except as set forth in Schedule 3.1(c), any Contract or other contract, agreement or other instrument to which Seller or any Affiliate thereof is a party or by which Seller or any of its properties or assets, including but not limited to the Assets, may be bound or affected. Except as specified in Schedule 3.1(c), no Governmental Approval or other Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.

          (d) Financial Statements. Seller has delivered to the Buyer (a) audited consolidated financial statements of the Business as at and for the period ended July 31, 1998 and the balance sheet of the Business as at July 31, 1997, together with a report thereon by Seller's Accountants (the "Audited Financial Statements"), and (b) unaudited financial statements of the Business for the trailing twelve-month period ended April 30, 1999 (the "Unaudited Financial Statements"), including in each of clause (a) and (b) a balance sheet, statements of income and retained earnings and a statement of cash flows (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the "Financial Statements;" the Financial Statements are attached hereto as Schedule 3.1(d)). The Audited Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied throughout the periods indicated. The Unaudited Financial Statements have been prepared consistent with Seller's prior practices and in all material respects on a basis consistent with the Audited Financial Statements, except that the Unaudited Financial Statements do not contain notes and may be subject to normal audit adjustments. Except for the Excluded Assets, the balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Business or the Assets after giving effect to the transactions contemplated hereby, and present fairly the financial condition of the Business as at their respective dates. The statements of income and retained earnings and statements of cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to all such transactions, reflect all material costs that historically have been incurred by the Business (other than the Excluded Liabilities) and present fairly the results of operations and cash flows of the Business for the periods indicated.

          (e) Absence of Undisclosed Liabilities. To the knowledge of Seller, Seller has no liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due,
                                       -7-
     arising out of or relating to the Business, except (a) as set forth in
     Schedule 3.1(e), (b) as and to the extent disclosed or reserved against in the Audited Balance Sheet (excluding the notes thereto) and (c) for liabilities and obligations that (i) were incurred after the Audited Balance Sheet Date in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to the Business and have not had or resulted in, and will not have or result in, individually or in the aggregate, a Material Adverse Effect.

          (f) Taxes. (i) Seller has (or by the Closing will have) duly and timely filed all Tax Returns relating to the Business for periods ending after January 1, 1994 required to be filed on or before the Closing Date ("Covered Returns"). Except for Taxes set forth on Schedule 3.1(f), which are being contested in good faith and by appropriate proceedings, all Taxes owed by Seller and relating to the Business, whether or not shown on a Covered Return ("Covered Taxes"), have (or by the Closing Date will have) been duly and timely paid. All Taxes required to be withheld by or on behalf of the Seller for periods ending after January 1, 1994 in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business ("Withholding Taxes") have been withheld and either duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

             (ii) Except as set forth on Schedule 3.1(f), no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes or Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority.

             (iii) Except as set forth on Schedule 3.1(f), (i) there are no Covered Taxes or Withholding Taxes asserted in writing by any Governmental Authority to be due and (ii) no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Covered Taxes or Withholding Taxes. Except as set forth on
        Schedule 3.1(f), no Covered Returns are currently under audit by any Governmental Authority. Except as set forth on Schedule 3.1(f), neither the IRS nor any other Governmental Authority is now asserting or, to the knowledge of Seller, threatening to assert against Seller any deficiency or claim for additional Covered Taxes or any adjustment of Covered Taxes that would, if paid by the Buyer, have individually or in the aggregate a Material Adverse Effect, and there is no reasonable basis for any such assertion of which Seller is or reasonably should be aware.

             (iv) Except as set forth on Schedule 3.1(f), there is no litigation or administrative appeal pending or, to the knowledge of Seller, threatened against or relating to Seller in connection with Covered Taxes.

          (g) Absence of Changes. Except as set forth in Schedule 3.1(g), since the Audited Balance Sheet Date, the Seller has conducted the Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Business or the Assets:

             (i) suffered any Material Adverse Effect;

             (ii) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, individually or in the aggregate, could have a Material Adverse Effect;

             (iii) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Audited Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

             (iv) mortgaged, pledged or subjected to Lien, any property, business or assets, tangible or intangible, held in connection with the Business;

             (v) sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;
                                       -8-

             (vi) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, has had a Material Adverse Effect;

             (vii) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

             (viii) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of Seller relating to the Business;

             (ix) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

             (x) failed to replenish the Division's inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

             (xi) made any capital expenditures or capital additions or improvements in excess of an aggregate of $8,000,000;

             (xii) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Assets other than in the ordinary course of business consistent with past practices but not in any case in which the settlement would impose future affirmative obligations on the Business other than the payment of money and not in any case involving amounts in excess of $5,000;

             (xiii) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

             (xiv) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

          (h) Litigation. Except as set forth on Schedule 3.1(h), there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, notice of violation, notice of potential liability, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity (collectively, "Actions"), and there are no Orders, pending or, to the knowledge of Seller, threatened against or relating to Seller in connection with the Assets or the Business or against or relating to the transactions contemplated by this Agreement, and Seller does not know nor does Seller have any reason to be aware of any basis for the same. Except as set forth in such Schedule 3.1(h), no citations, fines or penalties have been asserted against Seller with respect to the Division under any Environmental Law or any foreign, federal, state or local law relating to occupational health or safety.

          (i) Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts. (i) Except as disclosed in Schedule 3.1(i), since January 1, 1994, Seller has complied in all material respects with all Applicable Laws applicable to the Business or the Assets, and Seller has not received any notice alleging any such conflict, violation, breach or default.

             (ii) Schedule 3.1(i) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business. Except as set forth in Schedule 3.1(i), all such

        Governmental Approvals and Consents have been duly obtained or submitted and are in full force and effect, and Seller is in compliance with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Business.

             (iii) Schedule 3.1(i) sets forth all Contracts with any Governmental Authority.

             (iv) To the knowledge of Seller, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of the Division and which might materially adversely affect the properties, assets, liabilities, operations or prospects of the Division, either before or after the Closing Date.

          (j) Operation of the Business. Except as set forth in Schedule 3.1(j),
     (a) Seller has conducted the Business only through Seller and not through any other divisions or any direct or indirect subsidiary or affiliate of Seller and (b) no part of the Business is operated by Seller through any entity other than Seller.

          (k) Assets. Except as disclosed in Schedule 3.1(k), the Seller has good and valid title to all the Assets free and clear of any and all Liens other than Permitted Liens. The Assets comprise all assets and services required for the continued conduct of the Business by the Buyer as now being conducted. The Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except Inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, employees not hired by the Buyer and the Excluded Assets). Except for Excluded Assets, there are no assets or properties used in the operation of the Business and owned by any Person other than the Seller that will not be leased or licensed to the Buyer under valid, current leases or license arrangements. Except as disclosed in Schedule 3.1(k), the Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Seller, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

          (l) Contracts. (i) Schedule 3.1(l) contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below (x) by which any of the Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Assets (the "Contracts"):

             (A) Leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other contracts concerning or relating to the Real Property;

             (B) Employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

             (C) Loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

             (D) Licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

             (E) Brokerage or finder's agreements;

             (F) Joint venture, partnership and similar contracts involving a sharing of profits or expenses (including, but not limited to, joint research and development and joint marketing contracts);

             (G) Asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

             (H) Orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $500,000 in the case of purchases or $1,000,000 in the case of sales;

             (I) Contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $500,000 per annum or $1,000,000 in the aggregate;

             (J) Sales agency, manufacturer's representative, marketing or distributorship agreements;

             (K) Contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

             (L) Master lease agreements providing for the leasing of both (A) personal property primarily used in, or held for use primarily in connection with, the Business and (B) other personal property;

             (M) Contracts, agreements or commitments with any employee, director, officer, stockholder or Affiliate of Seller; and

             (N) Any other contracts, agreements or commitments that are material to the Business.

          (ii) The Seller has delivered to the Buyer complete and correct copies of all written Contracts (other than Seller's Loan Agreement and insurance documents), together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1(l).

          (iii) All Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or, to the knowledge of Seller, any other party thereto except as set forth in Schedule 3.1(l) and except for such events or conditions that, individually and in the aggregate, (i) has not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) has not and will not materially impair the ability of Seller to perform its obligations under this Agreement and under the Collateral Agreements. Except as set forth in Schedule 3.1(l), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.

          (iv) Seller does not have outstanding any power of attorney relating to the Business.

          (m) Territorial Restrictions. Except as set forth in Schedule 3.1(m), the Seller is not restricted by any written agreement or understanding with any other Person from carrying on the Business anywhere in the world. The Buyer, solely as a result of its purchase of the Business from the Seller pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

          (n) Inventories. All Inventories consist of a quality and quantity usable and salable in the ordinary course of business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of Seller, as the case may be. Except as set forth on Schedule 3.1(n), (a) all Inventories are of such quality as to meet the quality control standards of Seller and any applicable governmental or customer quality control standards, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business, and (c) all Inventories not written off are recorded on the books of the Business at the lower of cost or market value determined in accordance with GAAP. Schedule 3.1(n) lists the locations of all Inventories.

          (o) Customers. Schedule 3.1(o) sets forth with respect to the Division
     (a) the names of all customers of Seller that ordered goods and services from Seller with an aggregate value for each such customer of $1,000,000 or more during the twelve-month period ended March 31, 1999 and (b) the amount for which each such customer was invoiced during such period. Other than matters of general economic or political nature which affect the Business and the general economy, Seller has not received any written notice nor has any knowledge that any significant customer of Seller (i) has ceased, or will cause, to use the products, goods or services of the Division, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Division or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Division, including in each case after the consummation of the transactions contemplated hereby. To the knowledge of the Seller, no customer of the Division described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

          (p) Suppliers; Raw Materials. Schedule 3.1(p) sets forth (a) the names of all suppliers (including without limitation Seller and any Affiliates thereof) from which the Division ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $250,000 or more during the twelve-month period ended March 31, 1999 and (b) the amount for which each such supplier invoiced the Division during such period. Other than matters of general economic or political nature which affect the Business and the general economy, Seller has not received any written notice nor has any knowledge that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Division, subject to general and customary price increases. To the knowledge of the Seller, no supplier of the Division described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

          (q) Product Warranties. Except as set forth in Schedule 3.1(q) and for warranties under Applicable Law, (a) there are no warranties express or implied, written or oral, with respect to the products of the Business and
     (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

          (r) Absence of Certain Business Practices. None of the Seller, any officer, employee or agent of Seller, or any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) for any of the purposes described in Section 162 (c) of the Code or (iii) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

          (s) Intellectual Property. (i) Schedule 3.1(s) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (the "Owned Intellectual Property") other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the Business. Except as set forth on Schedule 3.1(s), the Seller owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property Assets, free from any Liens other than Permitted Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property Assets comprise all of the Intellectual Property materially necessary for the Buyer to conduct and operate the Business as now being conducted by the Seller.

             (ii) Subject to Section 4.1(i), immediately after the Closing, Buyer will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing.

             (iii) To the knowledge of Seller, the conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the knowledge of the Seller, none of the Intellectual Property Assets is being infringed or otherwise used or available for use, by any other Person.

             (iv) Schedule 3.1(s) sets forth all agreements or arrangements (i) pursuant to which Seller has licensed Intellectual Property Assets to, or the use of Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 3.1(s) (x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the knowledge of Seller, by any other party thereto, (y) are free and clear of all Liens, and (z) except as set forth on Schedule 3.1(s), do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Seller has delivered to the Buyer true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.1(s). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Audited Financial Statements.

             (v) No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of the Seller, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of the Seller in respect of any Intellectual Property Assets, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.1(s), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.1(s). None of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of the Seller.

             (vi) If so identified on Schedule 3.1(s), the referenced Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and the Seller has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the Business.

             (vii) Except as set forth in Schedule 3.1(s), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Buyer's right to use the name and mark "MTD Automotive" in the conduct of the business as presently carried on by the Seller or as such Business may be extended by the Buyer.

          (t) Insurance. Schedule 3.1(t) contains a complete and correct list and summary description of all insurance policies maintained by Seller for the benefit of or in connection with the Assets or the Business, including, without limitation, any occurrence-based liability policies in effect at any time during Seller's operation of the Business. The Seller has made available to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Seller has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary for the Business. Schedule 3.1(t) sets out all claims made by the Seller under any policy of insurance during the past two years with respect to the Business and to the knowledge of Seller, there is no basis on which a claim should or could be made under any such policy with respect to it.

          (u) Real Property. (i) Schedule 3.1(u) contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property and describing all improvements thereon including, without limitation, the properties reflected as being so owned on the Audited Financial Statements. Seller has, and on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property indicated on Schedule 3.1.(u) as being owned by it, free and clear of all Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

             (ii) Schedule 3.1(u) contains a complete and correct list of (i) all Leases setting forth the address, landlord and tenant for each Lease and (ii) all Other Leases, setting forth the address, landlord and tenant for each Other Lease. Seller has delivered to the Buyer correct and complete copies of the Leases and the Other Leases. Each Lease and Other Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. To the knowledge of Seller, neither Seller nor any other party is in default, violation or breach in any respect under any Lease or Other Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease or Other Lease. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. The Seller has good and valid title to the leasehold estate under each Lease free and clear of all Liens other than Permitted Liens. Seller enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property.

             (iii) Except for the Excluded Assets, the Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

             (iv) There are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

             (v) Except as set forth on Schedule 3.1(u), the use and operation of the Real Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting the Real Property. Except as set forth on Schedule 3.1(u), there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Real Property since January 1, 1994 that would, individually or in the aggregate, have a Material Adverse Effect.

             (vi) Except as set forth on Schedule 3.1(u), the Real Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Real Property (collectively, the "Real Property Laws"), and Seller has not received any notice of violation or claimed violation of any Real Property Law. There is no pending or, to the knowledge of Seller, anticipated change in any Real Property Law that will have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof. Except as set forth on
        Schedule 3.1(u), no current use by Seller of the Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

             (vii) Each parcel included in the Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a party of that parcel.

             (viii) No approvals are necessary to subdivide the Owned Real Property from any Real Property included in the Excluded Assets.

          (v) Environmental Matters. (i) All Environmental Permits shall be validly transferred to the Buyer on the Closing Date. Seller has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the ordinary course of business.

             (ii) Except as set forth in Schedule 3.1(v), Seller and its Affiliates have complied and are in compliance in all material respects with all Environmental Permits and all applicable Environmental Laws pertaining to the Real Property (and the use, ownership or transferability thereof) and the Business. No Person has alleged any violation by Seller or its Affiliates of any Environmental Permits or any applicable Environmental Law relating to the conduct of the Business or the use, ownership or transferability of the Real Property.

             (iii) Except as set forth in Schedule 3.1(v), neither Seller nor any of its Affiliates has caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about any Real Property, the Assets or other properties or assets owned, leased or used by Seller held for use in connection with, necessary for the conduct of, or otherwise material to, the Business, or (ii) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Substances at any location.

             (iv) Except as set forth in Schedule 3.1(v):

                (1) None of current or past operations, or any by-product thereof, and none of the currently or formerly owned or operated property or assets of Seller used in the business, including, without limitation, the Assets and the Real Property, is or has been related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Substances, nor, to the knowledge of Seller, are there any conditions with respect to such property or assets which could give rise to such an investigation or evaluation in the future.

                (2) Seller is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which the Buyer may be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Substance.

                (3) None of the Real Property is, and neither Seller nor any of its Affiliates has transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Assets or the Real Property to any location that is, listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action regardless of whether such location was listed or proposed for listing at the time of transportation.

                (4) No work, repair, construction or capital expenditure is required or planned in respect of the Assets pursuant to or to comply with any Environmental Law, nor has Seller or its Affiliates received any notice of any such requirement, except for such work, repair, construction or capital expenditure which is not material to the Business and is in the ordinary course of business.

             (v) The Seller has disclosed and made available to the Buyer all information, including without limitation all studies, analyses and test results, in the possession, custody or control of Seller and its Affiliates relating to (i) the environmental conditions on, under or about the Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by Seller or any other Person at any time on any Real Property, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the Business.

          (w) Employees, Labor Matters, etc. Except as set forth in Schedule 3.1(w), Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Business. Since January 1, 1994 there has not occurred or, to the knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. Except as set forth on Schedule 3.1(w), there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Seller, threatened with respect to any employee employed in the operation of the Business. Seller has complied with all provisions of Applicable Law pertaining to the employment of employees, including, without limitation, all such Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of the Buyer or the Business, and has not had or resulted in, and will not have or result in, individually or in the aggregate, a Material Adverse Effect.

          (x) Employee Benefit Plans and Related Matters. (i) Schedule 3.1(x) sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, in each case, other than employee benefit plans that relate exclusively to employees other than those employed in the Business, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed in the operation of the Business or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Seller or any other trade or business, whether or not incorporated, which, together with Seller is or would have been at any date of termination occurring within the preceding six years treated as a single employer under section 414 of the Code (such other trades and businesses collectively, the "Related Persons"), or to which Seller or any Related Person contributes or is or has been obligated or required to contribute or with respect to which Seller or the Business may have any liability or obligation (collectively, the "Plans"). With respect to each such Plan, Seller has provided the Buyer complete and correct copies of: all written Plans; descriptions of all unwritten Plans; all trust agreements, insurance contracts or other funding arrangements; the two most recent actuarial and trust reports; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letter; current summary plan descriptions; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); an actuarial study of any post-employment life or medical benefits provided under any such Plan, if any; statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any; and all amendments and modifications to any such document. Seller has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

             (ii) Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

             (iii) The consummation of the transactions contemplated by this Agreement or the Collateral Agreements will constitute "the disposition by a corporation of substantially all of the assets (within the meaning of section 409(d)(2) of the Code used by such corporation in a trade or business of such corporation" within the meaning of Section 401(k)(10)(A)(iii) of the Code. In addition, the defined contribution plans of Seller with respect to the New Employees (the "Retained Defined Contribution Plans") provide that such a disposition of assets within the meaning of Section 401(k)(10)(A)(iii) of the Code is a distribution event for purposes of the Retained Defined Contribution Plans.

             (iv) No Plan has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and
        Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Plan, nor has any lien in favor of any Plan arisen under Section 412 of the Code or Section 302(f) of ERISA.

             (v) The Seller has not been required to provide security to any defined benefit plan pursuant to Section 401(a)(29) of the Code.

             (vi)(A) The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate any Plan that is a "defined benefit plan" within the meaning of Section 3(35) of ERISA of Seller or its subsidiaries or members of their "controlled group" or to appoint a trustee or administrator of such defined benefit plan, (B) no known circumstances exist that constitute grounds under Section 4044 of ERISA entitling the PBGC to institute any such proceedings, (C) no liability to the PBGC or under Title IV of ERISA has been incurred or is expected with respect to any such defined benefit plan that could result in liability to any member of the "controlled group" or Seller other than for premiums pursuant to Section 4007 which are not yet due and payable, and (D) no such defined benefit plan has been terminated by Seller, its subsidiaries or members of their "controlled group".

             (vii) There has been no "reportable event" within the meaning of
        Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute termination proceedings with respect to any Plan.

             (viii) As of the last valuation date for which a report has been completed, the fair value of the assets of each Plan that is a defined benefit plan exceeds the accumulated benefit obligation thereunder (all determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87).

             (ix) No liability has been or is expected to be incurred by Seller, any Related Person or the Business (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that could, following the Closing, become or remain a liability of the Business or become a liability of the Buyer or of any employee benefit plan established or contributed to by the Buyer and, to the knowledge of Seller, no event, transaction or condition has occurred or exists that could result in any such liability to the business or, following the Closing, the Buyer.

             (x) Each of the Plans has been operated and administered in all respects in compliance with all Applicable Laws, except for any failure so to comply that, individually or together with all other such failures, has not and will not result in a material liability or obligation on the part of the Business, or, following the Closing, the Buyer, and has not had or resulted in, and will not have or result in, individually or in the aggregate, a Material Adverse Effect. There are no material pending or, to the knowledge of Seller, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

             (xi) No Plan or any other benefit program sponsored by Seller or any member of its controlled group is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or is a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA.

             (xii) All contributions required to have been made by Seller and each related Person to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or Applicable Law have been made within the time prescribed by any such Plan, agreement or Applicable Law.

             (xiii) The consummation of the transactions contemplated by this Agreement or the Collateral Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

             (xiv) There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Plan (other than routine claims for benefits), nor is there any basis for one.

          (y) [INTENTIONALLY OMITTED]

          (z) No Guarantees. Except as set forth on Schedule 3.1(z), none of the obligations or liabilities of the Business or of the Seller incurred in connection with the operation of the Business is guaranteed by or subject to a similar contingent obligation of any other Person. Seller has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other person. There are no outstanding letters of credit, surety bonds or similar instruments of Seller or any of its Affiliates in connection with the Business or the Assets.

          (aa) Records. The minute books of the Seller insofar as they relate to or affect the Business and the Assets are substantially complete and correct in all material respects. The books of account of the Seller, insofar as they relate to or affect the Business and the Assets, are sufficient to prepare the Financial Statements in accordance with GAAP.

          (bb) Brokers, Finders, etc. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against the Buyer or any of its Subsidiaries for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

          (cc) Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of any Seller to the Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which affect the Business and the general economy) known to Seller that has not been disclosed by Seller to the Buyer that might reasonably be expected to have or result in a Material Adverse Effect.

          (dd) Receivables. All of the Seller's receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the Audited Financial Statements, and all such receivables which will have arisen since the Audited Balance Sheet Date and are reflected on the accounting records of Seller (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing current and collectible. Each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off under any contract or agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Account Receivable. Seller has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Audited Financial Statements.
     Schedule 3.1(dd) hereto accurately lists as of the most recent practicable date prior to the date of this Agreement, all receivables arising out of or relating to the Division, the amount owing and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of Seller for the repayment of such receivable which Seller purports to have. Seller shall provide to Buyer an updated list of such receivables as of the Closing Date.

          (ee) Year 2000 Compliance. The systems and software used in the business of the Business and included in the Assets on and after January 1, 2000 will be Year 2000 Compliant.

          (ff) Deep Draw Technology. To the knowledge of Seller, there is no technology currently available or expected to become available during the next 12 months that would replace or materially reduce the need for or the use of deep draw technology. Seller has not been advised, orally or in writing, by Ford that its utilization of deep draw technology will be materially reduced during the next 12 months.

          (gg) Information in Proxy Statement. None of the information supplied in writing by Seller specifically for inclusion in the Proxy Statement will, at the date mailed to shareholders of Buyer and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (hh) Investment Intent. The shares of Parent Common Stock being acquired by Seller pursuant to this Agreement are being acquired for Seller's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933. Seller understands that the Parent Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act of 1933 by reason of its issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. The Seller has made an independent investigation of the Parent and an independent evaluation of the risks and merits of purchasing or acquiring the Parent Common Stock. The Parent has afforded to Seller and its representatives access to information (financial and other) concerning the Parent and its business. The Parent has made available to Seller and its representatives the officers, accountants and employees of the Company for the purpose of discussing and responding to questions concerning the Parent and its business. The Parent has furnished to Seller and its representatives copies of all instruments, agreements, financial statements or other documents pertaining to Parent and its business that Seller requested. The Seller understands that the Parent Common Stock being acquired by Seller pursuant to this Agreement has not been registered under the Securities Act of 1933 and, therefore, cannot be resold unless such common stock is registered under the Securities Act of 1933 or unless an exemption from registration is available.

     3.2 Representations and Warranties of the Buyer and Parent. Each of the Buyer and Parent represents and warrants to Seller as follows:

          (a) Corporate Status; Authorization, etc. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each of Buyer and Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by the Buyer and Parent of the Collateral Agreements to which it is a party will have been, duly authorized by all requisite corporate action of Buyer and Parent, as the case may be, subject, in the case of the Share Issuance, to the Shareholder Approval. Each of the Buyer and Parent has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which the Buyer and Parent is a party will be, valid and legally binding obligations of the Buyer and the Parent, as the case may be, enforceable against the Buyer and the Parent, as the case may be, in accordance with their respective terms.

          (b) No Conflicts, etc. The execution, delivery and performance by each of Buyer and Parent of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate or articles of incorporation or by-laws or code of regulations or other organizational documents of Buyer or Parent, as the case may be, (ii) any Applicable Law applicable to Buyer or Parent, as the case may be, or any of their respective Affiliates or any of their respective properties or assets or
     (iii) any contract, agreement or other instrument applicable to Buyer or Parent, as the case may be, or any of their respective Affiliates or any of their respective properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of Buyer or Parent, as the case may be, to perform its obligations under this Agreement or under any of the Collateral Agreements to which it is a party. Except as specified in
     Schedule 3.2(b), no Governmental Approval or other Consent is required to be obtained or made by Buyer or Parent, as the case may be, in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.

          (c) Litigation. There is no action, claim, suit or proceeding pending, or to the Buyer's or Parent's knowledge, threatened, by or against or affecting Buyer or Parent in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

          (d) Brokers, Finders, etc. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person (other than Robert W. Baird & Co. Incorporated) acting on behalf of Buyer or Parent or their Affiliates in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation and the fees of Robert W. Baird & Co. Incorporated will be paid by Buyer and Parent.

          (e) Proxy Statement. The Proxy Statement at the date mailed to Parent's shareholders and at the time of the Shareholders Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by Parent or Buyer with respect to statements made in the Proxy Statement based on information supplied in writing by Seller specifically for inclusion in the Proxy Statement.

          (f) Parent Common Stock. The Parent Common Stock issued to Seller pursuant to this Agreement will be validly issued, fully paid and nonassessable and will be issued free of any Liens.

                                   ARTICLE IV
                                   COVENANTS

     4.1 Covenants of Seller.

          (a) Conduct of Business. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, Seller will:

             (i) carry on the Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects in the same condition as on the date of this Agreement following the Closing;

             (ii) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

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             (iii) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respects with all Applicable Laws applicable to it, the Assets or the Business;

             (iv) not enter into or assume any agreement, contract or instrument relating to the Business involving an amount in excess of $50,000, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

             (v) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee; and

             (vi) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.1(g).

          (b) No Solicitation. During the term of this Agreement, none of the Seller, any of its Affiliates or any Person acting on their behalf shall
     (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any properties and assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business or (ii) furnish or cause to be furnished any non-public information concerning the Business to any Person (other than the Buyer and its agents and representatives and Seller's agents and advisors), other than in the ordinary course of business or pursuant to Applicable Law and after prior written notice to the Buyer. Seller shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any Asset, other than in the ordinary course of business and consistent with this Agreement.

          (c) Access and Information. (i) So long as this Agreement remains in effect, Seller will (and will cause each of its Affiliates and its and its Affiliates' respective accountants, counsel, consultants, employees and agents) after reasonable prior notice give the Buyer, the Buyer's lenders, and their respective accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Division or the Business, as the Buyer shall from time to time reasonably request. In addition, the Seller will permit the Buyer, and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Seller during normal business hours after reasonable prior notice as may be necessary or useful to the Buyer in its review of the properties, assets and business affairs of the Division and the Business and the above-mentioned documents, records and information. The Seller will keep the Buyer generally informed as to any material developments pertaining to the Business.

             (ii) Seller will retain all books and records relating to the Division in accordance with Seller's record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to the Buyer offering to surrender the same to the Buyer at the Buyer's expense.

          (d) Public Announcements. Except as required by Applicable Law, the Seller shall not, and it shall not permit any Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer.

          (e) Further Actions. (i) Seller agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date, including, without limitation, causing the release of any and all Liens (other than Permitted Liens) on or affecting the Assets.

             (ii) The Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by any of them pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the sale and transfer of

                                      -21-


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        the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby, including, but not limited to, filings pursuant to the HSR Act.

             (iii) Seller, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by it in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby.

             (iv) Seller will, and will cause its Affiliates to, coordinate and cooperate with the Buyer in exchanging such information and supplying such assistance as may be reasonably requested by the Buyer in connection with the filings and other actions contemplated by Section 4.2(b).

             (v) At all times prior to the Closing, Seller shall promptly notify the Buyer in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.2 to be satisfied, promptly upon Seller becoming aware of the same.

          (f) Further Assurances. Following the Closing, the Seller shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

          (g) Liability for Transfer Taxes. The Sellers shall be responsible for the timely payment of, and shall indemnify and hold harmless the Buyer against, all sales (including, without limitation, bulk sales, if applicable), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Collateral Agreements. The Seller shall prepare and timely file all Tax Returns required to filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that the Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Buyer under Applicable Law. The Buyer's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be withheld unreasonably.

          (h) Certificates of Tax Authorities. On or before the Closing Date, the Seller shall provide to the Buyer copies of certificates from the appropriate taxing authority stating that no Taxes are due to any state or other taxing authority for which the Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Assets or the Business, provided that any failure to provide such certificates to the Buyer which is not the fault of the Seller shall not relieve the Buyer of its obligations to enter into and complete the Closing. If the Seller shall fail to provide such certificates, the Buyer shall withhold or, where appropriate, escrow such amount as necessary based upon the Buyer's reasonable estimate of the amount of such potential liability, or as determined by the appropriate taxing authority, to cover such Taxes until such time as certificates are provided.

          (i) Use of Business Name. After the Closing, Seller will not, directly or indirectly, use or do business, or allow any Affiliate to use or do business, or assist any third party in using or doing business, under the name and marks "MTD Automotive" (or any other name confusingly similar to such names and marks); provided, however, that Seller shall be entitled to use the name and mark "MTD Automotive" for a period of 120 days after the Closing in connection with its transition out of the Business and thereafter with the prior written consent of Buyer. Buyer shall not receive any right to use (a) the name "MTD" by itself or in combination with any other words or letters other than "Automotive" or (b) the grass sprig trademark.

          (j) Environmental Assessment. Seller shall retain environmental consultants and attorneys satisfactory to the Buyer to conduct an environmental assessment of the Real Property and the other assets, equipment and facilities owned, leased, operated or used by the Seller in the Business (the "Environmental Assessment"), to include physical inspections of the Real Property and such assets, equipment and facilities, review of all relevant records in the possession or custody or under the control of any Seller, review of relevant governmental agency records and contact with governmental agency personnel, conduct of sampling activities and any other investigatory activities of a scope satisfactory to the Buyer. The costs of the Environmental Assessment shall be borne by the Seller.

          (k) Automobile Leases. All leases related to automobiles used by executives and other employees of Seller who become New Employees shall be assumed by Buyer and remain in full force and effect until expiration or earlier termination of such leases. After the expiration or earlier termination of such leases any subsequent automobile leases for any New Employees will be provided pursuant to Parent's automobile leasing program.

          (l) Product Liability Insurance. Seller has maintained product liability coverage with respect to products manufactured, delivered or sold by Seller prior to the Closing Date for a period of 20 years. Such insurance has provided and shall provide coverage of at least $1,250,000 per occurrence and $4,500,000 in the aggregate, without a deductible.

          (m) Audited Financial Statements. Seller shall cause its accountants, PriceWaterhouseCoopers LLP, at Seller's sole cost and expense, to prepare for Buyer audited financial statements for the Business for its fiscal year ended July 31, 1999 (the "1999 Audited Financial Statements"). Such financial statements shall be prepared in accordance with GAAP consistent with the Audited Financial Statements and shall include the unqualified audit opinion of PriceWaterhouseCoopers LLP. Such audited financial statements shall be delivered to Buyer promptly upon completion of the audit but in no event later than October 31, 1999.

          (n) Fiscal 1999 Bonuses. Seller shall determine the amount and pay to each New Employee any bonuses and/or commissions which such New Employee is entitled to receive for services rendered for Seller during Seller's fiscal year 1999. Such payment shall be made at the time such payment would have been made if such New Employee had remained an employee of Seller.

          (o) Modern Tool & Die Sales Corporation. Seller shall transfer all of the assets of Modern Tool & Die Sales Corporation to the Division at or prior to the Closing Date (the "Subsidiary Asset Transfer") and cause such assets to be conveyed to Buyer pursuant to this Agreement.

          (p) Tools and Dies. All rights Seller may have in the tools and dies currently or formerly used by Seller in the Business which are in the possession of Seller as of the Closing but owned by other Persons shall, effective on the Closing Date, be hereby transferred to Buyer. Seller shall take any and all actions reasonably requested by Buyer to effect and/or document such transfer. Buyer shall be entitled to use the tools and dies utilized to manufacture lawnmower blades for so long as it manufactures blades on behalf of Seller pursuant to Section 4.4(e) of this Agreement. Buyer shall utilize such tools and dies in accordance with operating practices and procedures consistent with past practices of the Division, ordinary wear and tear excepted.

     4.2. Covenants of the Buyer.

          (a) Public Announcements. Prior to the Closing, except as required by Applicable Law, the Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Seller.

          (b) Further Actions. (i). The Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

             (ii) The Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Buyer pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the Buyer's acquisition of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and thereby, including, but not limited to, filings pursuant to the HSR Act.

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




             (iii) The Buyer will coordinate and cooperate with the Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Seller in connection with the filings and other actions contemplated by Section 4.1(e).

             (iv) At all times prior to the Closing, the Buyer shall promptly notify Seller in writing of any fact, condition, event or occurrence that will or may result in he failure of any of the conditions contained in Sections 5.1 and 5.3 to be satisfied, promptly upon becoming aware of the same.

             (v) Buyer shall cooperate with Seller in the prosecution of the lawsuits or claims set forth in Schedule 1.1(j), including making available its personnel and providing such testimony and access to books and records as shall be necessary, all at the sole cost and expense of Seller.

             (vi) Buyer will collect all amounts paid in respect of accounts receivable which constitute Excluded Assets and shall remit such amounts to Seller on a monthly basis.

          (c) Further Assurances. Following the Closing, the Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

          (d) 6009 Plaza Drive. If, after the Closing Date, Seller sells its warehouse facility located at 6009 Plaza Drive, Parma, Ohio to an unaffiliated third party, Buyer shall remove all inventory owned by Buyer and stored at such facility within 60 days of receipt of written notice from Seller of the execution of a definitive agreement providing for such sale.

     4.3 Covenants of Buyer and Seller. (a) As soon as practicable following the date of this Agreement, Parent and Buyer shall prepare and file with the Securities and Exchange Commission ("SEC"), and Seller shall cooperate with Parent and Buyer in such preparation and filing of, the Proxy Statement. Parent shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Proxy Statement is cleared by the staff of the SEC for mailing to Parent's shareholders.

          (b) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") in accordance with law, Parent's Certificate of Incorporation and By-laws for the purpose of obtaining Shareholder Approval and shall, through the Board of Directors of Parent, recommend to its shareholders the approval of the issuance of the Parent Common Stock pursuant to Sections 2.2 and 2.8 of this Agreement ("Share Issuance").

          (c) Seller agrees that (i) it will provide Parent with all information concerning Seller necessary or reasonably appropriate to be included in the Proxy Statement and (ii) at the Shareholders Meeting, if held, or any postponement or adjournment thereof (or at any other meeting at which the Share Issuance is considered by shareholders of Parent), it will vote, or cause to be voted, all of the shares of Parent Common Stock then owned by it or any of its other subsidiaries in favor of the approval of the Share Issuance.

     4.4 Additional Agreements.

          (a) Transfer Costs -- Automotive Parts. Effective as of the Closing Date through and including October 31, 2001, Seller shall sell to the Buyer the parts listed on Schedule 4.4(a) at the respective unit cost set forth opposite such parts on Schedule 4.4(a) in such quantities and at such times as the Buyer shall request in writing. From and after October 31, 2001, Seller and Buyer shall negotiate in good faith to continue the supply arrangements set forth in the immediately preceding sentence on such terms and conditions as the parties shall hereafter agree.

          (b) Price Concessions. For the calendar years ended December 31, 1999, 2000, 2001 and 2002, any yearly price concession or concessions implemented by a customer of the Buyer with respect to the Division's business as set forth on Schedule 4.4(b)(i) shall be paid by Seller to the Buyer in cash within 30 days of receipt of written notice from the Buyer of the amount of such concession. Such written notice shall specify in detail, as available to Buyer, the basis for such price concession or concessions. The Buyer shall conduct all negotiations regarding such price concessions and their payment with its customers in good faith consistent with the Business's past practices after a review of such price concessions by, and consultation with, Seller. Attached as Exhibit 4.4(b)(ii) is a history of the business's price concessions for fiscal years 1996, 1997 and 1998, which shall be utilized by Buyer and Seller solely as evidence of the Business's past practices. Notwithstanding the foregoing, in no event shall Seller be liable for more than $500,000 of such price concessions per customer per year. Notwithstanding anything in this Section 4.4(b) to the contrary, for the calendar years ended December 31, 1999 and 2000, Seller shall not be obligated to pay the portion of any price concession that relates to the period commencing on the Closing Date and ending on the first anniversary of the Closing Date if the First Year EBITDA is less than 8,500,000.

          (c) Windstar Costs. Seller shall pay to the Buyer any and all amounts requested to be paid to Ford Motor Company ("Ford") in connection with the delay associated with Seller's launch of its products for the Ford Windstar vehicle model ("Ford Costs") in December 1998 caused by the Seller's inability to commence operation of its 2500-ton Verson press at its W. 130th facility. Such amounts shall be paid to the Buyer by Seller within 30 days of receipt of written notice from the Buyer detailing such amounts owed to Ford. The Buyer shall conduct all negotiations with Ford regarding such costs in good faith consistent with the Business's past practices for costs of this type after review by, and consultation with, Seller.

          (d) Capital Expenditures. The capital expenditures for the Business set forth on Schedule 4.4(d) for fiscal years 1999 through 2002 (the "Projected Capital Expenditures") are sufficient to achieve the corresponding revenue projections for the Business for such fiscal years as set forth on Schedule 4.4(d). If, in any fiscal year through 2002, the Buyer must incur capital expenditures in excess of the amounts set forth in
     Schedule 4.4(d) to achieve the corresponding revenue projections ("Actual Capital Expenditures"), then Seller shall pay to the Buyer in cash an amount equal to the excess of Actual Capital Expenditures over the Projected Capital Expenditures for such fiscal year. Seller shall make such payment to the Buyer in cash within 30 days after receipt of a written notice detailing the capital expenditures required and the calculation of the amount required to be paid by Seller. For purposes of this Section 4.4(d), (i) "Actual Capital Expenditures" shall exclude costs associated with plant and facility rationalizations, and (ii) the revenue projections set forth in Schedule 4.4(d) shall be reduced to the extent agreed to by the parties in good faith in connection with any plant and facility rationalizations.

          (e) Transfer Costs -- Lawnmower Blades. Effective as of the Closing Date through and including October 31, 2001, Buyer shall sell to Seller the parts listed on Schedule 4.4(e) at the respective unit cost set forth opposite such parts on Schedule 4.4(e) in such quantities and at such times as Seller shall request in writing. Prior to the Closing, Seller and Buyer shall negotiate in good faith to enter into an agreement regarding the supply arrangements set forth in the immediately preceding sentence after October 31, 2001 on such terms and conditions as the parties shall hereafter agree and if no agreement can be reached prior to the Closing, then from and after October 31, 2001, Seller and Buyer shall negotiate in good faith to continue such supply arrangements on such terms and conditions as the parties shall hereinafter agree; provided, however, if by October 31, 2000, Seller and Buyer are not able to execute a written agreement as to the terms and conditions of such continued supply arrangements commencing after October 31, 2001, at any time following October 31, 2000 through October 31, 2001 Seller shall have the right and option to purchase the Blade Line Equipment as identified in Schedule 4.4(e)(ii), along with any additional enhancements, improvements and upgrades of the Blade Line Equipment installed after the Closing Date which are dedicated to the manufacture of the lawnmower blade parts. Seller may also exercise this right and option to purchase at any time after October 31, 2001 regardless of whether the parties entered into a prior agreement as to the supply arrangement on or before October 31, 2000 unless such an agreement establishes a different time schedule for exercising the right and option. The purchase price for the Blade Line Equipment and improvements will be as set forth on Schedule 4.4(e)(ii), payable on the date of transfer of title. Buyer will grant Seller a security interest in said Blade Line Equipment (and improvements thereto) to secure Buyer's performance of its obligations under this Section 4.4(e), and will cooperate with Seller in the execution and filing of UCC financing statements to record said security interest as of the Closing Date. Seller shall coordinate with Buyer the removal of the equipment commencing at the date as determined by Seller. Buyer shall allow Seller access to the premises for Seller to remove such equipment at Seller's expense. Seller shall

                                      -25-


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     cause the relevant portion of the premises to be left in a "broom clean"
     condition (without removal of an foundations or filling of any pits). Seller shall take reasonable efforts to minimize interruption of Buyer's operations of its business. During the period which Buyer is manufacturing such parts, Buyer shall manufacture the parts consistent with Seller's quality assurance standards in effect at Closing. In addition, Buyer will operate and maintain the Blade Line Equipment consistent with industry standards and Seller's prior practices, ordinary wear and tear excepted. Seller acknowledges and agrees that Seller owns (and is not transferring ownership of) certain patents with regard to the manufacture of the parts listed on Schedule 4.4(e)(i) and that Seller is hereby providing to Buyer a royalty free, non-exclusive license to make, use and sell the products only to the extent that such products are sold to Seller or its subsidiaries.

          (f) Dispute Resolution Procedure. If a party has any objections as to the determination of any matters set forth in Sections 4.4(a) through (e) (each, a "Covenant Determination"), which determination shall be set forth in writing, such party shall provide written notice of such objections ("Covenant Objection Notice") within 30 calendar days after receipt of such determination (the "Covenant Objection Period"). Unless a Covenant Objection Notice is received by the party making the Covenant Determination within the Covenant Objection Period, such Covenant Determination shall be final, conclusive and binding on the parties to this Agreement. If a party delivers a Covenant Objection Notice within the Covenant Objection Period, the parties shall use reasonable efforts to resolve all such objections. If the parties are not able to resolve all the objections set forth in the Covenant Objection Notice within 14 calendar days after delivery of the Covenant Objection Notice, the remaining disputed items shall be submitted for final resolution to the Independent Accountants. After offering Seller and Seller's representatives and Buyer and Buyer's representatives the opportunity to present their positions as to the disputed items, which opportunity shall not extend for more than 30 calendar days after submission of such disputed items to the Independent Accountants, the Independent Accountants shall deliver a written report resolving all disputed items and setting forth the basis for such resolution within 30 calendar days after Seller and Buyer have presented their positions as to the disputed items. The resolution of the Independent Accountants shall be final, conclusive and binding upon the parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, the scope of the Independent Accountants' review of any dispute between Buyer and Seller set forth in this Section 4.4 shall be limited solely to the resolution of the objections set forth in the Covenant Objection Notice.

          (g) Costs and Expenses. One-half of the fees, costs and expenses of the Independent Accountants for services rendered pursuant to Section 4.4(f), shall be paid by Seller and one-half of such fees, costs and expenses shall be paid by Buyer.

          (h) Certain Environmental Matters. After the Closing, Buyer shall provide Seller with such access to the real property located at 700 Liverpool Drive (the "Liverpool Facility") and 5389 W. 130th (the "West 130th Facility"), to the extent owned by Buyer after the Closing, as reasonably necessary for Seller to conduct any Onsite Remedial Action. Seller's use of the Liverpool Facility and/or the West 130th Facility with respect to such Onsite Remedial Action shall, to the greatest extent feasible, avoid (or if not feasibly avoidable, minimize) any material Facility Impact and Seller's use of the Liverpool Facility and/or the West 130th Facility with respect to such Onsite Remedial Action shall not violate any Environmental Law or contribute to or cause a violation of any Environmental Law by Buyer. Seller shall, prior to any entry onto the Liverpool Facility and/or the West 130th Facility, provide such advance notice to Buyer (including the proposed date and time of such entry, nature, location and scope of sampling, testing or other Response activity to be conducted at such facilities during such entry) as is reasonably sufficient to permit Buyer and Seller to coordinate such entry and actions with plant operations so as to avoid, to the greatest extent commercially feasible, disruption of or interference with, operations at the Liverpool Facility and/or the West 130th Facility. Seller and its representatives may enter only on the dates and times specified in such notices. Buyer and its representatives shall have the right to accompany and observe Seller and its representatives during the performance of all such work and activities at the Liverpool Facility and/or West 130th Facility, but Buyer and its representations will not unreasonably interfere with such work and activities. If and to the extent that any Response activity interferes with or disrupts Buyer's use of or operations at the Liverpool Facility and/or the West 130th Facility, then Seller shall promptly attempt to

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     minimize such interference or disruption (provided that Seller shall be responsible for any of Buyer's incremental expenses including, without limitation, costs of outsourcing production or maintain continuity of supply to customers to the extent such expenses and costs constitute Losses) or as a result of such interference or disruption making operations at the Liverpool Facility and/or the West 130th Facility more costly or less efficient. Buyer shall, in all events, be obligated to use commercially reasonable efforts to mitigate the consequences of such disruption or interference; provided, however, that Seller shall be obligated to reimburse Buyer for any incremental costs and expenses incurred by Buyer to mitigate such consequences to the extent such expenses and costs constitute Losses. In addition, to the extent that such disruption or interference results in a suspension of any operations at the Liverpool Facility and/or the West 130th Facility, Seller shall be obligated to pay to Buyer lost profits on products which Buyer may incur from such disruption or interferences and despite Buyer's efforts to mitigate, would have been produced and sold by Buyer to the extent such lost profits constitute Losses.

                                   ARTICLE V
                              CONDITIONS PRECEDENT

     5.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          (a) HSR Act Notification. In respect of the notifications of the Buyer and Seller pursuant to the HSR Act, if any, the applicable waiting period and any extensions thereof shall have expired or been terminated.

          (b) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Collateral Agreements, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

          (c) Shareholder Approval. The Shareholder Approval shall have been obtained.

     5.2. Conditions to Obligations of the Buyer and Parent. The obligations of the Buyer and Parent to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

          (a) Representations, Performance. The representations and warranties of the Seller contained in this Agreement and in the Collateral Agreements
     (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and
     (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each of the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

          (b) Consents. Seller shall have obtained and shall have delivered to the Buyer copies of (i) all Governmental Approvals required to be obtained by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby and (ii) all Consents (including, without limitation, all Consents required under any Contract) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and by the Collateral

     Agreements, unless the failure to obtain such Consent would not, individually or in the aggregate, have a Material Adverse Effect or if waived by Buyer including under Section 2.7.

          (c) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

          (d) Collateral Agreements. Seller or one of its Affiliates, as the case may be, shall have entered (i) a transitional services agreement with the Buyer (the "Transitional Services Agreement") and (ii) personal property sublease or sublease with Buyer, in form and substance reasonably satisfactory to Buyer (the "Personal Property Sublease).

          (e) Corporate Proceedings. All corporate and other proceedings of the Seller in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          (f) Transfer Documents. Seller shall have delivered to the Buyer at the Closing all documents, certificates and agreements necessary to transfer to the Buyer good and valid or marketable, as the case may be, title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

             (i) A bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to the Buyer, dated the Closing Date, with respect to the Assets, (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 5.2(f));

             (ii) Assignments of all Contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to the Buyer all of Seller's right, title and interest therein and thereto, with any required Consent endorsed thereon;

             (iii) A general warranty deed, dated as of the Closing Date, with respect to each parcel of Owned Real Property that constitutes Designated Property in the form and substance reasonably satisfactory to Buyer and Seller, together with any necessary transfer declarations or other filings;

             (iv) An assignment of lease, dated as of the Closing Date, with respect to each Lease and with respect to each Other Lease, together with any necessary transfer declarations or other filings, each in form and substance reasonably satisfactory to Buyer and Seller;

             (v) Certificates of title to all motor vehicles included in the Assets to be transferred to the Buyer hereunder, duly endorsed for transfer to the Buyer as of the Closing Date; and

             (vi) A lease, dated as of the Closing Date, with respect to the West 130th Facility in the form and substance reasonably satisfactory to Buyer and Seller.

          (g) Environmental Assessment. The Buyer shall have received the Environmental Assessment which shall be in form and substance reasonably satisfactory to the Buyer.

          (h) Title Policies. The Buyer shall have received from a nationally recognized title insurance company (the "Title Company") satisfactory to the Buyer, at Seller's expense, (a) a fee owner's title insurance policy issued to the Buyer, and a mortgagee's policy issued to one or more lenders designated by the Buyer, with respect to each Designated Property that is an Owned Real Property, and (b) a leasehold title insurance policy issued to the Buyer, and a mortgagee's policy issued to one or more lenders designated by the Buyer, with respect to each Designated Property that is a Leased Real Property, in each case in form and substance satisfactory to the Buyer and the Buyer's lenders, together with endorsements reasonably requested by the Buyer, including, without limitation, access, zoning, comprehensive and contiguity endorsements, in an amount determined by the Buyer, insuring the Buyer and the Buyer's lenders and issued as of the Closing Date by the Title Company, showing the Buyer or one of the other Buyer Parties to have a fee simple title to each Designated Property that is an Owned Real Property, and a valid leasehold estate in each Designated Property that is a Leased Real Property, in each case subject only to Permitted Liens. Seller shall have delivered to the Title Company any affidavits or indemnities required by the Title Company in connection with the delivery of the owner's title policies, leasehold title policies and any mortgagee title policies issued to the Buyer's lenders.

          (i) Surveys. The Buyer shall have received, at Seller's expense, a survey of each Designated Property, dated within 30 days of the Closing Date, prepared by a certified or registered surveyor reasonably acceptable to the Buyer and the Title Company and certified to the Buyer, the Title Company and the Buyer's lenders, in form and substance satisfactory to the Buyer, the Title Company and the Buyer's lenders, complying with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including Table A requirements 1-3, 6, 7(a) and (b), 8-11, 14 and 16 and (a) setting forth an accurate description of each parcel of Designated Property, (b) locating all improvements, Liens (setting forth the recording information of any recorded instruments), setback lines, alleys, streets and roads, (c) showing any encroachments upon or by any improvements on the Designated Property, and (d) showing all dedicated public streets providing access to the Designated Property and the municipal address of any improvements located on the Designated Property.

          (j) Consents and Estoppels. The Buyer shall have received consents from the lessor of each Lease listed on Schedule 3.1(u) to the assignment of such Lease to the Buyer. The Buyer shall also have received estoppel certificates addressed to the Buyer and the Buyer's lenders from the lessor of each Lease, dated within 30 days of the Closing Date, identifying the Lease documents and any amendments thereto, stating that the Lease is in full force and effect and, to the best knowledge of the lessor, that the tenant is not in default under the Lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the Lease and containing any other information reasonably requested by the Buyer or the Buyer's lenders.

          (k) FIRPTA Certificate. The Buyer shall have received a certificate of Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of Seller and stating that Seller is not a "foreign person" within the meaning of section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder.

          (l) Collective Bargaining Agreements. The Agreement, effective May 13, 1996, between Modern Tool & Die Company, a Division of MTD Products Inc., and International Union, United Automobile, Aerospace and Agricultural Implement Workers of America UAW, Local Union No. 2015, and the Agreement, effective August 25, 1997, between Modern Tool & Die Company, Liverpool Division of MTD Products Inc., and International Union, United Automobile, Aerospace and Agricultural Implement Workers of America UAW, Local Union No. 1619, shall each be amended in form and substance reasonably satisfactory to Buyer and Buyer shall otherwise be reasonably satisfied with relations with such unions.

          (m) Subsidiary Asset Transfer. At or prior to the Closing, Seller shall have consummated the Subsidiary Asset Transfer.

     5.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled.

          (a) Representations, Performance, etc. The representations and warranties of the Buyer contained in this Agreement and the Collateral Agreements (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and
     (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

          (b) Assumption Agreement. Seller shall have received from the Buyer the Assumption Agreement.

          (c) Corporate Proceedings. All corporate proceedings of Buyer in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Seller, and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          (d) Consents and Approvals. The Seller shall have obtained all Governmental Approvals necessary to consummate the transactions contemplated hereby.

          (e) Collateral Agreements. The Buyer shall have entered into the Transitional Services Agreement and the Personal Property Sublease.

                                   ARTICLE VI
                                EMPLOYEE MATTERS

     6.1 Employment of Seller's Employees. Seller will use all reasonable efforts to cause the employees listed on Schedule 6.1 to make available their employment services to the Buyer. For a period of three years from the Closing Date, Seller will not, and will not permit any of its Affiliates to, solicit, offer to employ or retain the services of or otherwise interfere with the relationship of Buyer with any Person employed by or otherwise engaged to perform services for Buyer in connection with the operation of the Business. Effective as of the Closing Date, Buyer shall offer employment to each employee of Seller listed on Schedule 6.1, which shall be delivered at least 5 business days prior to Closing. Buyer shall be responsible for all future obligations to such employees listed on Schedule 6.1 which obligations occur and result from actions or events which occur after the Closing Date and relate to Buyer's operation of the Business after the Closing Date. The term "New Employee" as used in this Agreement shall mean each employee of Seller who becomes employed with Buyer after the Closing Date. Notwithstanding the foregoing, Buyer expressly reserves the right to evaluate its work force needs and the work force needs of Buyer and to terminate with or without cause the employment of any New Employee after the Closing Date at Buyer's sole cost and expense.

     6.2. Defined Benefit Plans.

          (a) As of the date of the Closing, Seller shall take all action necessary and advisable to spin off from the Retirement Plan for Hourly Employees (No. 312) of Modern Tool & Die Company Liverpool Division of MTD Products Inc. (the "Liverpool Plan") a plan ("New Plan 1") that will include assets and liabilities attributable to the Liverpool Transferred Employees (as defined below) as of the Closing ( the "Transfer Date"). The assets transferred from the Liverpool Plan to the New Plan 1 shall be equal to 100% of the Transfer Plan Liabilities. For purposes of this Section 6.2(a), the "Transfer Plan Liabilities" shall be equal to the actuarial present value of the accrued plan benefits with respect to the Liverpool Transferred Employees who were participants in the Liverpool Plan immediately prior to the Closing, calculated as of the Transfer Date and using the actuarial assumptions pursuant to Section 414(1) of the Internal Revenue Code and the regulations thereunder; provided, however, that for purposes of determining the Transfer Plan Liabilities the interest rate assumption shall be an interest rate mutually agreed to by the parties and the mortality table assumption shall be the GAM-83 mortality table. For purposes of this Agreement, "Liverpool Transferred Employees" shall mean the active hourly employees of Seller covered by the applicable collective bargaining agreement between the Seller and the International Union, United Automobile, Aerospace, and Agricultural Workers of America, Local Union No. 1619 who are employed by the Buyer after the Closing but shall specifically exclude those deferred vested participants and retirees currently receiving benefits under the Liverpool Plan.

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




          (b) Seller shall take all action necessary and advisable to spin off from the Retirement Plan for Hourly Employees (No. 313) of the Parma Plant of the Modern Tool & Die Company (the "Parma Plan") a plan ("New Plan 2") that will include assets and liabilities attributable to the Parma Transferred Employees (as defined below) as of the Transfer Date. The assets transferred from the Parma Plan to the New Plan 2 shall be equal to 100% of the "Transfer Plan Liabilities". For purposes of this Section 6.2(b), the Transfer Plan Liabilities shall be equal to the actuarial present value of the accrued plan benefits with respect to the Parma Transferred Employees who were participants in the Parma Plan immediately prior to the Closing, calculated as of the Transfer Date and using the actuarial assumptions pursuant to Section 414(1) of the Internal Revenue Code and the regulations thereunder; provided, however, that for purposes of determining the Transfer Plan Liabilities the interest rate assumption shall be an interest rate mutually agreed to by the parties and the mortality table assumption shall be the GAM-83 mortality table. For purposes of this Agreement, "Parma Transferred Employees" shall mean the active hourly employees of Seller covered by the applicable collective bargaining agreement between the Seller and the International Union, United Automobile, Agricultural Implement Workers of America, Local Union No. 2015 who are employed by the Buyer after the Closing but shall specifically exclude those deferred vested participants and retirees currently receiving benefits under the Parma Plan.

     6.3 Employee Benefits. Except as provided in Section 6.2, Seller shall retain all liabilities and obligations with respect to New Employees and any other current or former employees of Seller under the Plans and any other employee benefit plans of Seller, other than pursuant to Applicable Laws. Without limiting the generality of the preceding sentence or of Section 2.6 hereof, except as provided in Section 6.2, Buyer shall have no liability or obligation whatsoever under the Plans and any other employee benefit plans of Seller, nor shall Buyer have any obligation to provide any employee benefits to any New Employees.

     6.4 Retained Defined Contribution Plan Transactions. Upon the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, Seller shall cause the Retained Defined Contribution Plans to provide that any New Employee who was a participant in the Retained Defined Contribution Plans immediately prior to the date of Closing shall be entitled to receive a "lump sum distribution" as defined in, and in accordance with, the provisions of Section 401(k)(10) of the Code from the Retained Defined Contribution Plans. Buyer shall cause a defined contribution plan or plans sponsored by Buyer to accept direct rollovers (described in Section 402(c) of the Code) of lump sum distributions to which New Employees are entitled under the Retained Defined Contribution Plans.

                                  ARTICLE VII
                                  TERMINATION

     7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the written agreement of the Buyer and Seller;

          (b) by either Seller or the Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Cleveland, Ohio time on September 1, 1999, unless such date shall be extended by the mutual written consent of Seller and the Buyer;

          (c) by the Buyer by written notice to Seller if (i) the representations and warranties of Seller shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) any of the conditions set forth in Sections 5.1 or 5.2 shall not have been satisfied as of the Closing Date, or satisfaction of any such condition becomes impossible, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

          (d) by Seller by written notice to the Buyer if (i) the representations and warranties of the Buyer shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without

                                      -31-


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     any materiality qualification) as of the date when made or (ii) any of the conditions set forth in Section 5.1 or 5.3 shall not have been satisfied as of the Closing Date, or satisfaction of any such condition becomes impossible, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

          (e) by either Seller or Buyer if the Shareholders Meeting (including any adjournment or postponement thereof) shall have concluded and the Shareholder Approval shall not have been obtained.

     7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 10.1 with respect to Transaction Expenses and except for any liability resulting from such party's willful or intentional breach of this Agreement.

                                  ARTICLE VIII
                                  DEFINITIONS

     8.1. Definition of Certain Terms. The terms defined in this Section 8.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

     Accounts Receivable: as defined in Section 3.1(dd).

     Actions: as defined in Section 3.1(h).

     Actual Capital Expenditures: as defined in Section 4.4(d).

     Adjustment Amount: as defined in Section 2.3(a).

     Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise, as trustee or executor, or otherwise.

     Aggregate Purchase Price: as defined in Section 2.4(a).

     Agreement: this Asset Purchase Agreement, including the Schedules hereto.

     Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     Assets: as defined in Section 1.1.

     Assumed Contracts: as defined in Section 1.1(c).

     Assumed Liabilities: as defined in Section 2.5(a).

     Assumption Agreement: as defined in Section 2.5(b).

     Audited Balance Sheet: the balance sheet contained in the Audited Financial Statements.

     Audited Balance Sheet Date: July 31, 1998.

     Audited Closing Date Balance Sheet: as defined in Section 2.3(b)(i).

     Audited Financial Statements: as defined in Section 3.1(d).

     Average Closing Price: means (i) with respect to Section 2.2, the average closing price for a share of Parent Common Stock as quoted on the Nasdaq National Market during the period of the fifteen most recent trading days ending on the first Business Day immediately preceding the Closing Date or (ii) with respect to Section 2.8, (A) the sum of the average closing price for a share of Parent Common Stock as quoted on the Nasdaq National Market during the period of the fifteen most recent trading days ending on each of the three-month, six-month, nine-month and one-year anniversaries of the Closing Date divided by
(B) four.

     Benefit Liabilities: all past, present and future obligations and liabilities of Seller arising out of contract or law (i) with respect to each Plan and (ii) with respect to all employees and former employees of Seller in connection with any event commencing, occurring or failing to occur on or prior to the Closing Date.

     Business: as defined in the Recitals to this Agreement.

     Business Day: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required to close.

     Buyer: as defined in the first paragraph of this Agreement.

     Buyer Indemnities: as defined in Section 9.1.

     CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

     Closing: as defined in Section 2.1.

     Closing Date: as defined in Section 2.1.

     Closing Net Working Capital: the difference between (a) the sum of the aggregate (i) prepaid expenses, (ii) accounts receivable (excluding any receivable outstanding over 90 calendar days and net of any reserves) and
(iii)inventory (excluding any finished goods held over 90 calendar days and any raw materials held over 120 calendar days) of the Business as of the close of business on the Closing Date reduced by (b) the sum of the aggregate (i) accounts payable and (ii) accrued liabilities of the Business as of the close of business on the Closing Date, in each case as reflected in the Audited Closing Date Balance Sheet.

     Code: the Internal Revenue Code of 1986, as amended.

     Collateral Agreements: the agreements and other documents and instruments described in Sections 5.2(d) and 5.3(e).

     Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration, application or filing with, or report or notice to, any Person, including, but not limited to, any Governmental Authority.

     Contamination: means (i) any Hazardous Substances which, on or prior to the Closing Date, is or was present in, on or under the Liverpool Facility and/or the West 130th Facility and (ii) any Hazardous Substance which, on or prior to the Closing Date is or was present, in, on or under the Liverpool Facility and/or the West 130th Facility and which prior to the Closing Date Migrated or after the Closing Date Migrates from the Liverpool Facility and/or the West 130th Facility.

     Contract: as defined in Section 3.1(l).

     Covenant Determination: as defined in Section 4.4(f).

     Covenant Objection Notice: as defined in Section 4.4(f).

     Covenant Objection Period: as defined in Section 4.4(f).

     Covered Returns: as defined in Section 3.1(f).

     Covered Taxes: as defined in Section 3.1(f).

     Designated Properties: the real property located at 5389 West 130th, Parma, Ohio.

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




     Division: as defined in the Recitals to this Agreement.

     $ or dollars: lawful money of the United States.

     Earnout Amount: as defined in Section 2.8(a).

     Earnout Certificate: as defined in Section 2.8(d)(i).

     Earnout Objection Notice: as defined in Section 2.8(d)(i).

     Earnout Objection Period: as defined in Section 2.8(d)(i).

     Earnout Payment Date: shall means (i) if no Earnout Objection Notice is timely delivered by Seller to Buyer, three Business Days after the earlier of
(A) the expiration of the Earnout Objection Period and (B) the date of delivery by Seller to Buyer of a notice that an Earnout Certificate will be accepted by Seller without objection; or (ii) if an Earnout Objection Notice is timely delivered to Buyer, three Business Days after the date all disputed items are finally resolved pursuant to Section 2.8(d).

     EBITDA: means earnings before all interest expenses, income tax expenses, depreciation and amortization (including depreciation/amortization on all fixed assets, tooling, special equipment, intangible assets and reusable containers), in accordance with GAAP consistent with the accounting policies utilized in the Audited Financial Statements. In addition, EBITDA shall be computed on a historical accounting basis, which excludes the impact of purchase accounting adjustments on future earnings. EBITDA shall also exclude all Buyer transaction costs, legal fees, advisory fees and corporate overhead/support charges.

     EBITDA Committee: a committee comprised of two designees of Seller and two designees of Buyer, which designees may be changed at any time by Buyer or Seller, as the case may be, formed to review the Business's EBITDA for a one year period commencing the Closing Date.

     Employees: as defined in Section 3.1(x).

     Environmental Assessment: as defined in Section 4.1(j).

     Environmental Laws: all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (ii) all other requirements pertaining to the protection of the health and safety of employees or the public.

     Environmental Liabilities and Costs: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses and oversight costs of Governmental Authorities related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business, Real Property or Other Leases or any other real properties, assets, equipment or facilities, by Seller, or any of its predecessors or Affiliates; (ii) the environmental conditions existing on the Closing Date on, under, above, or about any Real Property or property subject to Other Leases or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by Seller, or any of its predecessors or Affiliates; (iii) the treatment, storage or disposal of Hazardous Substances generated by Seller or any of its Affiliates; and (iv) expenditures necessary to cause any Real Property or any aspect of the Business to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any Real Property.

     Environmental Permits: any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval, application or other authorization necessary for the lawful conduct of the Business as currently conducted or previously conducted under any Environmental Law.

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




     ERISA: the Employee Retirement Income Security Act of 1974, as amended.

     Excess Earnout Amount: as defined in Section 2.8(a).

     Excluded Assets: as defined in Section 1.2.

     Excluded Liabilities: as defined in Section 2.6.

     Facility Impact: means (i) causing damage to or alteration of any part of the Liverpool Facility and/or the West 130th Facility, including, without limitation by the construction or installation of any remediation or monitoring equipment, devices or systems, (ii) limiting or restricting any current or future use, expansion, construction, renovation, improvement or closure of all or any part of all the Liverpool Facility and/or the West 130th Facility, (iii) limiting, restricting, interfering with or disrupting current or future use of or operations at the Liverpool Facility and/or the West 130th Facility including the present and future permit status of the Liverpool Facility and/or the West 130th Facility, or (iv) causing the Liverpool Facility and/or the West 130th Facility or any use or operations at the Liverpool Facility and/or the West 130th Facility to be in violation of any Environmental Law.

     Financial Statements: each of the financial statements required to be provided by Section 3.1(d).

     First Year EBITDA: the EBITDA of the Business for the twelve-month period ending on the first anniversary of the Closing Date.

     Ford: as defined in Section 4.4(c).

     Ford Costs: as defined in Section 4.4(c).

     GAAP: generally accepted accounting principles as in effect in the United States.

     Governmental Approval: any Consent of, with or to any Governmental Authority, including, without limitation, any Environmental Permit.

     Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

     Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste," "hazardous material," "toxic substance" or "hazardous substance" thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

     HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Indemnified Party: as defined in Section 9.3.

     Indemnifying Party: as defined in Section 9.3.

     Independent Accountants: as defined in Section 2.3(b)(iii).

     Initial Net Working Capital: means $27,000,000.

     Intellectual Property: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto, (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information, including any such matters under development and for which subsection (a) above is not applicable;
(e) mask work and other semiconductor chip rights and registrations thereof; (f) intellectual property rights (including common law rights) similar to any of the foregoing; and (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

     Intellectual Property Assets: as defined in Section 1.1(f).

     Inventories: as defined in Section 1.1(b).

     IRS: the Internal Revenue Service.

     knowledge: actual knowledge after reasonable inquiry.

     Leased Real Property: means all interests leased pursuant to the Leases.

     Leases: means the real property leases, subleases, licenses and occupancy agreements related to the Business and pursuant to which Seller is the lessee, sublessee, licensee or occupant other than real property leases, subleases, licenses and occupancy agreements included in Excluded Assets.

     Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such as may arise under any Contracts.

     Liverpool Facility: as defined in Section 4.4(h).

     Liverpool Plan: as defined in Section 6.2(a).

     Liverpool Transferred Employees: as defined in Section 6.2(a).

     Losses: as defined in Section 9.1.

     Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Business.

     Migration: means seeping, leaching or other movement of Hazardous Substances through the soil, land, surface or subsurface strata, sediments, surface water or ground water.

     New Employees: as defined in Section 6.1.

     New Plan 1: as defined in Section 6.2(a).

     New Plan 2: as defined in Section 6.2(b).

     Notice of Objection: as defined in Section 2.3(b)(ii).

     Objection Period: as defined in Section 2.3(b)(ii).

     Onsite Remedial Action: means any investigatory, remedial, cleanup, corrective or compliance action undertaken pursuant to Environmental Laws after the Closing Date at, or, or with respect to conditions emanating or migrating from, the Liverpool Facility and/or the West 130th Facility.

     Orders: any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

     Other Leases: the leases, subleases, licenses and occupancy agreements pursuant to which Seller is a lessor, sublessor or licensor of any part of the Real Property.

     Owned Intellectual Property: as defined in Section 3.1(s).

     Owned Real Property: the real property owned by Seller and used in the Business, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property located thereon, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing other than owned real property, if any, included in Excluded Assets.

     Parent: as defined in the first paragraph of this Agreement.

     Parent Common Stock: as defined in Section 2.2.

     Parent Common Stock Cap: as defined in Section 2.8(b)(i).

     Parma Plan: as defined in Section 6.2(b).

     Payment Date: as defined in Section 2.3(d).

     PBGC: as defined in Section 3.1(x).

     Permitted Liens: (i) Liens reserved against in the Audited Balance Sheet, to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP, (iii) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Business or materially interfere with the use thereof as currently used or contemplated to be used or otherwise; or (iv) Liens listed in the title policies provided pursuant to Section 5.2(h).

     Person: any natural person, firm, partnership, association, corporation, limited liability company, trust, business trust, Governmental Authority or other entity.

     Personal Property Sublease: as defined in Section 5.2(d).

     Plan: as defined in Section 3.1(x).

     Projected Capital Expenditures: as defined in Section 4.4(d).

     Purchase Price: as defined in Section 2.2.

     Real Property: the Owned Real Property and the Leased Real Property.

     Real Property Laws: as defined in Section 3.1(u).

     Related Persons: as defined in Section 3.1(x).

     Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including, without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

     Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release or migration of Hazardous Substances so that they do not endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Substances.

     Response: means "response" as defined in 42 U.S.C. Section 9601(25), to the extent necessary to comply with Environmental Law, and includes all ancillary activities reasonably or necessarily required to investigate the nature and extent of Contamination and to implement such response action, including but not limited to: (i) obtaining access agreements, Governmental Authority approvals, and permits required by federal, state or local law; (ii) preparing and submitting reports required by any Governmental Authority order or requirement;
(iii) operation and maintenance activities associated with any treatment system;
(iv) monitoring activities; (v) oversight costs of a Governmental Authority; and
(vi) investigative, remedial and monitoring work in, on, under or about properties as to which actual or suspected Migration of Hazardous Substances has or may have occurred.

     Retained Defined Contribution Plan: as defined in Section 3.1(x)(iii).

     SEC: as defined in Section 4.3(a).

     Seller: as defined in the first paragraph of this Agreement.

     Seller Indemnities: as defined in Section 9.2.

     Share Issuance: as defined in Section 4.3(b).

     Shareholder Approval: the approval of the Share Issuance by (i) a majority of the total votes cast in person or by proxy at the Special Meeting and (ii) a majority of the total votes cast in person or by proxy at the Special Meeting excluding the votes of Seller and any other interested stockholder as determined by Buyer prior to the Special Meeting.

     Shareholder Meeting: as defined in Section 4.3(b).

     Shortfall Earnout Amount: as defined in Section 2.8(a).

     Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

     Subsidiary Asset Transfer: as defined in Section 4.1(o).

     Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

     Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Title Company: as defined in Section 5.2(h).

     Transaction Expenses: as defined in Section 10.1.

     Transfer Date: as defined in Section 6.2(a).

     Transfer Plan Liabilities: as defined in Section 6.2(b).

     Transfer Taxes: as defined in Section 4.1(g).

     Transitional Services Agreement: as defined in Section 5.2(d).

     Treasury Regulations: the regulations prescribed pursuant to the Code.

     Unaudited Financial Statements: as defined in Section 3.1(d).

     West 130th Facility: as defined in Section 4.4(h).

     Withholding Taxes: as defined in Section 3.1(f).

     Year 2000 Compliant: the systems and software are able (i) to accurately process date/time data (including, but not limited to, calculation, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and during the years 1999 and 2000, including leap year calculations) and (ii) to function accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the twenty-first century.

     1999 Audited Financial Statements: as defined in Section 4.1(u).

                                   ARTICLE IX
                                INDEMNIFICATION

     9.1 Indemnification By Seller. Seller covenants and agrees to defend, indemnify and hold harmless the Buyer and Parent and their respective officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

          (i) any inaccuracy of any representation or warranty made by Seller herein or under any Collateral Agreement or in connection herewith or therewith;

          (ii) any failure of Seller to perform any covenant or agreement hereunder or under any Collateral Agreement or fulfill any other obligation in respect hereof or thereof;

          (iii) any Excluded Liabilities or Excluded Assets;

          (iv) any and all Benefit Liabilities;

          (v) all Environmental Liabilities and Costs arising out of the operation of the Business prior to the Closing Date or relating to the Excluded Assets;

          (vi) any product liability claim with respect to products manufactured, delivered or sold or events occurring prior to the Closing;

          (vii) any failure of the Seller to comply with applicable bulk sales laws, if any (in consideration of which indemnification obligation the Buyer hereby waives compliance by the Seller with any applicable bulk sales laws);

          (viii) any Actions or Orders, whether commenced or asserted or instituted before or after the Closing Date, against the Buyer or Parent or any of their Subsidiaries (including, without limitation, the Actions and Orders described on Schedule 3.1(h), Actions or Orders related to environmental and health and safety matters and workers' compensation matters) brought by any Person or Governmental Authority relating to or resulting from events or occurrences on or before the Closing Date with respect to the Business and/or the Assets;

          (ix) any matters described or referred to in Schedule 3.1(v) or in any documents or reports listed on Schedule 3.1(v); and

          (x) the failure of the Assets or Business to be Year 2000 Compliant (except to the extent such failure is the result of actions taken by Buyer after the Closing Date).

     Except for Losses based on any inaccuracy in any representation or warranty made or contained in Sections 3.1(f), (k) (with respect to the first sentence only), (v), (x) and (bb), which shall not be subject to the following limitations, Seller shall not be obligated to indemnify the Buyer Indemnities for any Losses pursuant to Section 9.1(i) unless and until the aggregate amount of all such Losses in respect of any individual event or occurrence giving rise to such Losses exceeds $15,000, in which event the Buyer Indemnities shall be entitled to recover all Losses resulting from or arising out of such claim to the extent such Losses exceed $15,000. Except for Losses based on any inaccuracy in any representation or warranty made or contained in Sections 3.1(f), (k) (with respect to the first sentence only), (v), (x) and (bb), which shall not be subject to the following limitation, in no event shall the aggregate liability of Seller for Losses pursuant to Section 9.1(i) exceed $10,000,000.

     9.2 Indemnification By the Buyer. The Buyer covenants and agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Seller Indemnities") from and against any and all Losses resulting from or arising out of:

          (i) any inaccuracy in any representation or warranty by the Buyer or Parent made or contained in this Agreement or any Collateral Agreement or in connection herewith or therewith;

          (ii) any failure of Buyer or Parent to perform any covenant or agreement made or contained in this Agreement or any Collateral Agreement or fulfill any other obligation in respect thereof;

          (iii) the Assumed Liabilities; and

          (iv) the operation of the Business by the Buyer or the Buyer's ownership, operation or use of the Assets following the Closing Date,

     except, in the case of clause (iv), to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which Seller is required to indemnify the Buyer Indemnities under Section 9.1.

     9.3 Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") within ten days after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
(iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith reasonably determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 9.3 and the records of each shall be available to the other with respect to such defense.

     9.4 Time Limitation. All claims for indemnification under Section 9.1 or
Section 9.2 must be asserted prior to the termination of the respective survival periods set forth in Section 9.5.

     9.5 Survival of Representations, Warranties, Covenants and Agreements.
(a) The representations and warranties contained in this Agreement shall surviv the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

          (i) except as set forth in clauses (ii) and (iii) below, the representations and warranties contained in Section 3.1 and Section 3.2 shall survive for a period of three years following the Closing Date;

          (ii) the representations and warranties contained in Sections 3.1(a),
     (b), (c), (k) (with respect to the first sentence only), (v) and (bb) and Sections 3.2(a), (b) and (d) shall survive without limitation; and

          (iii) the representations and warranties of Seller contained in
     Section 3.1(f) and (x) shall survive for so long as any applicable statute of limitations remains open, in whole or in part, including, without limitation, by reason of waiver of such statute of limitations.

     (b) The covenants and agreements of the parties hereby shall survive the Closing in accordance with their terms or until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, Seller's and Buyer's indemnification obligations pursuant to Section 9.1 and Section 9.2, respectively, shall not terminate.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Expenses. Seller, on the one hand, and the Buyer and Parent, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and auditors' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated; provided, however, that the filing fee with respect to any HSR Act filing shall be paid one-half by Buyer and one-half by Seller.

     10.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

     (i)   if to the Parent or Buyer to,

           Shiloh Industries, Inc.
           P. O. Box 2037
           Mansfield, OH 44905
           Attention: President
           Fax Number: (419) 522-2275

           with a copy to:

           Jones, Day, Reavis & Pogue
           901 Lakeside Avenue
           Cleveland, OH 44114
           Attention: Patrick J. Leddy, Esq.
           Fax Number: (216) 579-0212

     (ii) if to Seller to:

           MTD Products Inc
           P.O. Box 368022
           Cleveland, OH 44136
           Attention: Chief Financial Officer
           Fax Number: (330) 273-4617

           with a copy to:

           Wegman, Hessler, Vanderburg & O'Toole
           6055 Rockside Woods Blvd.
           Suite 200
           Cleveland, OH 44131
           Attention: David J. Hessler
           Fax Number: (216) 642-8826

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

     10.4 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     10.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Collateral Agreements (when executed and delivered) and any other documents executed pursuant to this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     10.7 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Ohio, without giving effect to the conflict of laws rules thereof. Except for the resolution of the Purchase Price Adjustment as set forth in
Section 2.3, the Earnout Amount as set forth in Section 2.8 and the Covenant Determinations set forth in Section 4.4, any controversy arising under or out of this Agreement shall be settled by arbitration in accordance with the governing rules of the American Arbitration Association as administered through the Cleveland, Ohio office. The commercial arbitration rules of the American Arbitration Association shall apply and the controversy shall be governed by the laws of the State of Ohio. The arbitrator shall be selected by the parties by mutual agreement at the time a claim is submitted for arbitration. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with Applicable Law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. In preparation for the arbitration hearing, each party may utilize all methods of discovery authorized by the Ohio Rules of Civil Procedure, and may enforce the right to such discovery in the manner provided by said Rules and/or by the Ohio Arbitration Law. The arbitrator may order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses and examination by deposition of witnesses and parties. Unresolved discovery disputes may be brought to the attention of the arbitrator and may be disposed of by the arbitrator. The arbitration hearing shall be conducted in Cleveland, Ohio. The arbitrator shall have the authority to award any remedy or relief a court of the State of Ohio could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the awarding of the issuance of an injunction or the imposition of sanctions of abuse or frustration of the arbitration process. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction and enforced with full judicial effect thereafter. All fees and expenses of the arbitration shall be borne by the parties equally.

However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentations. The arbitrator is authorized to award any party such sums as shall be deemed proper for the time, expense and inconvenience of arbitration, including arbitration fees and attorney fees.

     10.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     10.9 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that the Buyer may assign this Agreement to any Subsidiary of the Buyer or Parent, provided, further, that no assignment shall in any way affect the Buyer's obligations or liabilities under this Agreement.

     10.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

     10.11 Amendment; Waivers. etc. This Agreement may be amended by the parties at any time before or after the Shareholder Approval; provided, however, that, after such Shareholder Approval, there is not to be made any amendment that by law requires further approval by the shareholders of Parent without further approval of such shareholders. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or Parent (including but not limited to by any of its advisors, consultants or representatives).

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          SHILOH INDUSTRIES, INC.

                                          By: /s/ JACK F. FALCON
                                            ------------------------------------
                                              Name: Jack F. Falcon
                                              Title: President and Chief
                                              Executive Officer

                                          SHILOH AUTOMOTIVE, INC.

                                          By: /s/ JACK F. FALCON
                                            ------------------------------------
                                              Name: Jack F. Falcon
                                              Title: President

                                          MTD PRODUCTS INC

                                          By: /s/ RONALD C. HOUSER
                                            ------------------------------------
                                              Name: Ronald C. Houser
                                              Title: Chief Financial Officer

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